EXHIBIT 2.3

CONFORMED COPY

Dated April 23, 2002

$250,000,000

LOAN AGREEMENT

between

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

as Borrower

and

J.P. MORGAN AG

as Lender

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
London

THIS AGREEMENT is made the 23 day of April 2002

BETWEEN

(1)

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organised under the laws of the Russian Federation (the “Borrower”); and

(2)

J.P. MORGAN AG, a bank established under the laws of the Federal Republic of Germany and whose registered office is Grüneburgweg 2, 60322 Frankfurt am Main, Federal Republic of Germany (the “Lender”).

It is agreed as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1:

“Acceleration Notice” has the meaning set forth in Clause 15.2 (Rights of Lender upon occurrence of an Event of Default).

“Account” means an account of the Lender with JPMorgan Chase Bank, Account Number 24498502.

“Additional Amounts” has the meaning set forth in Clause 8.1(b).

“Adjusted Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)

the net income of any Person other than the Borrower or a Restricted Subsidiary, except that the amount of dividends or other distributions actually paid to the Borrower or any Restricted Subsidiary by such other Person during such period shall be included in determining Adjusted Consolidated Net Income (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations set forth in clause (3) below);

(2)

any net income (loss) of any Person acquired by the Borrower or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted, directly or indirectly, by any means (including by dividends, distributions, loans or otherwise) or by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than in the case of any such restriction or encumbrance in effect on the date hereof (but not including any extension or renewal of any such restriction or encumbrance));

(4)

any gains or losses (on an after-tax basis) attributable to Asset Sales or to a discontinuation of any line of business;

(5)

any amount paid or accrued as dividends on Preferred Stock of the Borrower or any Restricted Subsidiary owned by Persons other than the Borrower or any of its Restricted Subsidiaries;

(6)

all extraordinary gains and extraordinary losses, as well as the tax effects thereof; and

(7)

the cumulative effect of a change in accounting principles.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Agency” means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not).

“Agency Agreement” means General Agreement - Contract No. 1606, as executed on April 19, 2002, between KB Impuls and Open Joint Stock Company “Vimpel-Communications”, and as such Agreement may become effective upon approval by a general meeting of the Borrower’s shareholders.

“Arrangement Fee Letter” means the letter from the Lender to the Borrower, dated April 23, 2002, setting out certain fees and expenses payable by the Borrower in connection with the Loan and the agreed funding source.

“Asset Acquisition” means (i) an investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to, the businesses of the Borrower and its Restricted Subsidiaries on the date of such investment, (ii) an acquisition by the Borrower or any of its Restricted Subsidiaries of a telecommunications license or (iii) an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person other than the Borrower or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Borrower and its Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Borrower or any of its Restricted Subsidiaries (other than to the Borrower or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Borrower or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Borrower or any of its Restricted Subsidiaries to any Person other than the Borrower or any of its Restricted Subsidiaries of:

(1)

all or any of the Capital Stock of any Restricted Subsidiary;

(2)

all or substantially all of the property and assets of an operating unit or business of the Borrower or any of its Restricted Subsidiaries; or

(3)

any other property and assets of the Borrower or any of its Restricted Subsidiaries outside the ordinary course of business of the Borrower or such Restricted Subsidiary;

in each case, that is not governed by the provisions of this Agreement applicable to mergers, consolidations and sales of all or substantially all of the assets of the Borrower; provided that “Asset Sale” shall not include:

(1)

sales or other dispositions of inventory, receivables and other current assets;

(2)

transactions permitted under Clause 14.15 (Merger, Consolidation and Sale of Assets);

(3)

transactions involving the sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower in accordance with Clause 14.12 (Change of Control);

(4)

sales or other dispositions of assets with a fair market value (as certified in an Officers’ Certificate) not in excess of $500,000;

(5)

a sale, transfer or other disposition of Capital Stock in an Unrestricted Subsidiary by such Unrestricted Subsidiary;

(6)

the issue and sale of Capital Stock by VimpelCom-Region in connection with the Conversion (as defined in the VimpelCom-Region Primary Agreement) of the Preferred Stock of VimpelCom-Region on the terms and conditions set forth in Section 2.11 of the VimpelCom-Region Primary Agreement; or

(7)

the sale or other disposition by the Borrower of Preferred Stock of VimpelCom-Region on the terms and conditions set forth in Section 2.09 and Section 2.10 of the VimpelCom-Region Primary Agreement.

“Asset Sale Payment Date” means the date specified as such in the notice from the Borrower to the Lender pursuant to Clause 7.4(b).

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)

the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by

(2)

the sum of all such principal payments.

“Bankruptcy Law” means (i) for purposes of the Borrower and any Significant Subsidiary organized under the laws of Russia on the date hereof, the Federal Law No. 6-FZ “On Insolvency (Bankruptcy)”, dated January 8, 1998 (with the amendments as of March 21, 2002), as may be amended from time to time, and any similar statute, regulation or provision of any other jurisdiction in which the Borrower or such Significant Subsidiary is organized or conducting business and (ii) for purposes of any Significant Subsidiary organized under the laws of The Netherlands on the date hereof, the Faillissementswet, as may be amended from time to time, and any similar statute, regulation or provision of any other jurisdiction in which such Significant Subsidiary is organized or conducting business.

“Bee-Line Samara” has the meaning set forth in Clause 11.1 (Due Organisation).

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorised committee thereof.

“Borrower” means the party named as such above until a successor replaces it in accordance with Clause 14.15 (Merger, Consolidation and Sale of Assets) and thereafter means such successor.

“Budget” means the annual budget of a Person which shall include (i) revenues, (ii) expenditures, and (iii) a profit and business plan (which shall include all planned current expenditures, investments and expenditures for new types of activities), as well as any changes thereto or any expenditures beyond the levels stated therein (taking into account the allowed variances provided for therein).

“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open for business in New York, Frankfurt and London.

“Capital Adequacy Requirement” means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the International Convergence of Capital Measurement and Capital Standards (a paper prepared by the Basle Committee on Banking Regulations and Supervision, dated July 1988, and amended in November 1991) or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the International Convergence of Capital Measurement and Capital Standards in the manner in which it is being implemented at the date hereof.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, including Preferred Stock of such Person, whether now outstanding or issued after the date hereof, including without limitation, all series and classes of such capital stock.

“Capitalised Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalised on the balance sheet of such Person.

“Capitalised Lease Obligations” means the capitalised amount of a Capitalised Lease determined in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)

any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by an Approved Jurisdiction or any Agency or instrumentality thereof; provided that the full faith and credit of an Approved Jurisdiction (or similar concept under the laws of the relevant Approved Jurisdiction) is pledged in support thereof;

(2)

current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less of (i) any institution having combined consolidated capital and surplus and undivided profits (or any similar capital concept) of not less than $500 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution or (ii) any Subsidiary duly organized and operating as a banking institution under the laws of Russia of any banking or financial institution referred to under (i) above;

(3)

current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less with any banking institution duly organized and operating under the laws of Russia having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $100 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution; provided, however, that the aggregate of such current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less may not exceed at any one time the aggregate of (x) $25 million (or the equivalent in another currency) with any single such banking institution and (y) $50 million (or the equivalent in another currency) with all such banking institutions;

(4)

current account balances with any banking institution duly organized and operating under the laws of Russia having combined capital and surplus and undivided profits (or any similar capital concept) of at least $10 million (or the equivalent in another currency) but less than $100 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution; provided, however, that the aggregate of such current account balances may not exceed at any one time (x) $15 million (or the equivalent in another currency) with any single such banking institution or (y) $50 million (or the equivalent in another currency) with all such banking institutions; provided, further, that the Borrower shall give (and not withdraw) instructions to any such banking institution with which the Borrower has a current account balance in excess of $1 million (or the equivalent in another currency) to transfer the balance in excess of such amount to a banking institution meeting the qualifications set forth in clause (2) or (3) of this definition no later than 10 Business Days from the date on which such current account balance exceeds $1 million (or the equivalent in another currency);

(5)

commercial paper with a maturity of one year or less issued by a corporation (other than an Affiliate of the Borrower) organized under the laws of an Approved Jurisdiction and rated at least “A-1” by S&P or “P-1” by Moody’s;

(6)

repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of an Approved Jurisdiction which obligations mature within one year from the date of acquisition; and

(7)

interests in any money market funds at least 95% of the assets of which consist of Cash Equivalents of the type discussed in clauses (1) through (5).

For the avoidance of doubt, an Investment in an investment fund or trust which invests substantially all of its assets in Investments described above in this definition or which is itself rated at least “AAA” or “A-1” by S&P or “Aaa” or “P-1” by Moody’s constitutes a Cash Equivalent. For the purposes of this definition of “Cash Equivalents,” “Approved Jurisdiction” means the United States of America, Switzerland, Russia, Norway and any member nation of the European Union as presently constituted.

“Change of Control” means such time as:

(1)

any voluntary sale, transfer or other conveyance shall occur, whether direct or indirect, of all or substantially all of the assets of the Borrower, on a consolidated basis, except for the sale of any assets that are used solely to operate a network pursuant to one or more telecommunications licenses following the involuntary loss of any such telecommunications licenses, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the equity of the transferee;

(2)

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the equity of the Borrower then outstanding normally entitled to vote in election of directors; or

(3)

during any period of 12 consecutive months after the date hereof, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose nomination for election by the shareholders of the Borrower was approved by any Excluded Person or Excluded Group) cease for any reason to constitute one-third of the Board of Directors of the Borrower then in office.

“Change of Control Payment Date” means the date specified as such in the notice from the Borrower to the Lender pursuant to Clause 7.3(b).

“Change of Law” means any of the enactment or introduction of any new law, the variation, amendment or repeal of an existing or new law, and any ruling on or interpretation or application by a competent authority of any existing or new law which, in each case, occurs after the date hereof and for this purpose the word “law” means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks or other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

(i)

any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities);

(ii)

any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any Taxing Authority or fiscal or other authority or agency (whether or not having the force of law); and

the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any of the foregoing by any court of law, tribunal, central bank, monetary authority or agency or any Taxing Authority or fiscal or other competent authority or agency.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts for such period of:

(1)

Adjusted Consolidated Net Income;

(2)

Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income;

(3)

income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or gains or losses on sales of assets to the extent such gains or losses were excluded from Adjusted Consolidated Net Income on an after-tax basis);

(4)

depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income;

(5)

amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income; and

(6)

all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in conformity with GAAP;

reduced by the net sum of the following: (A) gains or losses on the trading of securities, (B) gains or losses on foreign currency exchanges, (C) other gains or losses not included in the calculation of operating income and (D) all other cash or non-cash items not included in the calculation of operating income, in the case of each clause (A) through (D) as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in conformity with GAAP and to the extent such net amounts were included in calculating Adjusted Consolidated Net Income; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted EBITDA shall be reduced (to the extent not otherwise reduced in accordance with the above-mentioned items of this definition) by an amount equal to:

(A)

the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

(B)

the quotient of:

(i)

the number of shares of outstanding Capital Stock of such Restricted Subsidiary not owned on the last day of such period by the Borrower or any of its Restricted Subsidiaries divided by;

(ii)

the total number of shares of outstanding Capital Stock of such Restricted Subsidiary on the last day of such period;

provided that, references to “Capital Stock” in this clause (B) shall exclude Preferred Stock of a Restricted Subsidiary as long as (i) the annual dividend payable on all of the excluded Preferred Stock in the aggregate shall not exceed an amount equal to $1,000 (or the equivalent in another currency), (ii) the liquidation value of all of the excluded Preferred Stock in the aggregate shall not exceed an amount equal to $1,000 (or the equivalent in another currency) and (iii) except where this definition is being applied with respect to VimpelCom-Region, the excluded Preferred Stock is not convertible into common stock;

provided, further, that if the amount so calculated (based upon the entire definition set forth above) is a negative number, Consolidated Adjusted EBITDA shall be increased (to the extent not otherwise increased in accordance with the above-mentioned items in this definition) by such amount.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Interest Rate Agreements and Currency Agreements; and interest on Indebtedness that is Guaranteed or secured by the Borrower or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalised Lease Obligations paid or accrued (without duplication) by the Borrower and its Restricted Subsidiaries during such period determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of

(1)

the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to

(2)

the aggregate amount of Consolidated Adjusted EBITDA for the then most recent four fiscal quarters for which financial statements of the Borrower have been filed with the Commission (or, if the Borrower is not subject to the Commission’s reporting requirements, such financial statements of the Borrower as would have been filed if the Borrower were subject to the same) pursuant to Clause 14.1(a)(i) or (ii), as the case may be (such four fiscal quarter period being the “Four Quarter Period”); provided that:

(A)

if the Borrower or any of its Restricted Subsidiaries:

(i)

has Incurred any Indebtedness since the beginning of the Four Quarter Period through the Transaction Date (the “Reference Period”) that remains outstanding on the Transaction Date or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Adjusted EBITDA for such Reference Period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Reference Period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the Transaction Date will be computed based on (a) the average daily balance of such Indebtedness during such Reference Period or such shorter period for which such facility was outstanding or (b) if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the Transaction Date) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Reference Period; or

(ii)

has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the Reference Period that is no longer outstanding on the Transaction Date or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated Adjusted EBITDA for such Reference Period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of the Reference Period;

(B)

if since the beginning of the Reference Period the Borrower or any of its Restricted Subsidiaries has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Asset Disposition, Consolidated Adjusted EBITDA for such Reference Period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such Reference Period;

(C)

if since the beginning of the Reference Period the Borrower or any of its Restricted Subsidiaries (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an Asset Acquisition, including any Asset Acquisition occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated Adjusted EBITDA for such Reference Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or Asset Acquisition occurred on the first day of such Reference Period; and

(D)

if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Reference Period) will have made any Asset Disposition, Investment or Asset Acquisition that would have required an adjustment pursuant to clause (B) or (C) above if made by the Borrower or one of its Restricted Subsidiaries during such Reference Period, Consolidated Adjusted EBITDA for such Reference Period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or Asset Acquisition occurred on the first day of such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or Asset Acquisition and the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, or any other calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Borrower (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense of such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Controlled Restricted Subsidiary” means a Restricted Subsidiary of the Borrower in respect of which the Borrower has the right (by operation of law, contract or charter documents, articles of association or by-laws or equivalent constitutive documents of such Restricted Subsidiary, as a shareholder or through its rights of appointment to the Board of Directors of such Restricted Subsidiary) to veto the following business decisions: (i) the establishment, amendment and implementation of its Budget, (ii) any transaction or series of related transactions not contemplated by its Budget with a value in excess of 5% of the aggregate book value under GAAP of the assets of such Restricted Subsidiary, and (iii) an amendment of its charter, by-laws or other constitutional documents. For the avoidance of doubt (1) the definition of “Controlled Restricted Subsidiary” shall include any Restricted Subsidiaries of the Borrower in which the Borrower owns, directly or indirectly, more than 75% of the Voting Stock and more than 50% of the economic ownership interest, (2) as used in this definition, the term “Restricted Subsidiary” shall only include such Subsidiaries of the Borrower in which the Borrower, directly or indirectly, has more than a 50% economic ownership interest, and (3) at the date of execution of this Agreement and at the date of making the Loan (as set forth in Clause 3 (“Availability of the Loan”)), this definition of “Controlled Restricted Subsidiary” shall include VimpelCom-Region.

“Credit Facility” means one or more credit agreements, loan agreements or similar facilities with banks or other institutional lenders, providing for revolving credit loans, term loans (including receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables)), bankers’ acceptances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that the lead bank and arranger for such Credit Facility shall be (i) the European Bank for Reconstruction and Development, a similar publicly-funded multilateral financial institution or export agency, or other nationally or internationally recognized commercial lender which may syndicate to, or include as co-lenders, other banks or financial institutions, or (ii) Telenor ASA, Telenor East Invest AS or any of their respective Subsidiaries; provided that any Credit Facility provided or arranged by an entity identified in clause (ii) of this definition shall only be made to the Borrower.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Dispute” has the meaning set forth in Clause 25.7 (Arbitration).

“Environmental Laws” has the meaning set forth in Clause 11.9 (Environmental and Labour Laws).

“Event of Default” has the meaning set forth in Clause 15.1 (Circumstances which constitute Events of Default).

“Excess Proceeds” has the meaning set forth in Clause 14.9 (Asset Sales).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Group” means a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the Capital Stock of the Borrower “beneficially owned” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the “group”) represents a majority of the voting power of the Capital Stock “beneficially owned” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

“Excluded Person” means (1) Telenor ASA, Telenor East Invest AS and any of their respective Affiliates or (2) Eco Telecom Limited and any of its Affiliates; provided that for purposes of this definition, “Affiliates” shall not include the proviso contained in the definition thereof.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Borrower (including a majority of the disinterested directors, if any) whose determination shall be conclusive if evidenced by a resolution of such Board of Directors.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with this Agreement, “GAAP” means such generally accepted accounting principles as in effect on the date hereof.

“Germany” means the Federal Republic of Germany and any political sub-division or agency thereof or therein.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning set forth in Clause 14.14(a) (Issuances of Guarantees by Restricted Subsidiaries).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” (or any derivative term thereof) means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of a Person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. Solely for purposes of determining compliance with Clause 14.7 (Incurrence of Indebtedness), (1) the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms and (2) unrealised losses or charges in respect of Hedging Obligations (including those resulting from FAS 133) will be deemed not to be Incurrences of Indebtedness. A Guarantee otherwise permitted by this Agreement to be Incurred by the Borrower or a Restricted Subsidiary of Indebtedness Incurred in compliance with the terms of this Agreement by the Borrower or a Restricted Subsidiary, as applicable, shall not constitute a separate Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication),

(1)

all indebtedness of such Person for borrowed money;

(2)

all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, excluding Trade Payables and accrued current liabilities arising in the ordinary course of business;

(3)

all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)

all obligations of such Person to pay the deferred and unpaid purchase price of property, assets or services (including, without limitation, any fees paid in connection with any mobile telecommunications licenses), which purchase price is due more than six months after the earlier of the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)

all Capitalized Lease Obligations of such Person;

(6)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of:

(A)

the Fair Market Value of such asset at such date of determination; and

(B)

the amount of such Indebtedness;

(7)

all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)

to the extent not otherwise included in this definition, net obligations under Currency Agreements and Interest Rate Agreements; and

(9)

the maximum redemption amount of any Redeemable Stock or the maximum redemption amount or principal amount of any security which any Redeemable Stock is convertible or exchangeable into in accordance with clause (3) of the definition of Redeemable Stock.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided:

(A)

that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)

that Indebtedness shall not include any liability for federal, state, local or other Taxes; and

(C)

that Indebtedness shall not include obligations of any Persons (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit or guarantees to the extent collateralized by cash or Cash Equivalents.

“Interest Payment Date” means April 26 and October 26 of each year in which the Loan remains outstanding, being the last day of the corresponding Interest Period, commencing on October 26, 2002, and the last such date being the Repayment Date.

“Interest Period” means, except as otherwise provided herein, any of those periods mentioned in Clause 4 (Interest Periods);

“Interest Rate” means, except as otherwise provided herein, the interest rate specified in Clause 5.2 (Calculation of Interest);

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding (i) advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower or any Restricted Subsidiary, and (ii) advances to suppliers (including advances to suppliers of equipment) and advance payments of federal, state, local or other Taxes and customs duties in the ordinary course of business that are, in conformity with GAAP, recorded as prepayments or other non current assets on the balance sheet of the Borrower or any Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)

the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)

the Fair Market Value of the Capital Stock (or any other Investment), held by the Borrower or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by Clause 14.13 (Issuance and Sale of Capital Stock of Restricted Subsidiaries);

provided that “Investment” shall not include:

(1)

endorsements of negotiable instruments and documents in the ordinary course of business; or

(2)

an acquisition of Capital Stock or other securities by the Borrower for consideration consisting exclusively of Capital Stock (other than Redeemable Stock) of the Borrower.

For purposes of the definition of “Unrestricted Subsidiary” and Clause 14.8 (Restricted Payments),

(1)

“Investment” shall include the portion of (proportionate to the Borrower’s direct or indirect equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) the Fair Market Value of the assets (net of liabilities (other than liabilities to the Borrower or any Restricted Subsidiary)) of any Restricted Subsidiary of the Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2)

the Fair Market Value of the assets (net of liabilities (other than liabilities to the Borrower or its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3)

any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer.

“KB Impuls” means Open Joint Stock Company “KB Impuls”.

“KB Impuls License” means the license to operate a network based on the Global System for Mobile Communications standard in the City of Moscow and the Moscow Region (Oblast) owned by KB Impuls on the date hereof and any license that replaces or succeeds to such license.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Loan” means the $250,000,000 term loan granted to the Borrower by the Lender in this Agreement.

“Material Adverse Effect” has the meaning set forth in Clause 11.1 (Due Organisation).

“Material Mobile License” means any one or more mobile telecommunications licenses required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, which individually or in the aggregate account for at least 65% of the Borrower’s revenues on a consolidated basis during the 12 months ended at the latest reported calendar quarter.

“Net Cash Proceeds” means,

(1)

with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Borrower or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(2)

brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(3)

provisions for all Taxes (whether or not such Taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole;

(4)

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either:

(i)

is secured by a Lien on the property or assets sold, or

(ii)

is required to be paid as a result of such sale; and

appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP;

(5)

with respect to any issuance or sale of Capital Stock or any options, warrants or other rights to acquire Capital Stock or Indebtedness exchangeable or convertible into Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Borrower or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees Incurred in connection with such issuance or sale and net of Taxes paid or payable as a result thereof.

“N.Teks” has the meaning set forth in Clause 11.1 (Due Organisation).

“Officer” means, with respect to a Person, the Chairman of the Board of Directors, the General Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer or the General Counsel of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Borrower.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements). The counsel may be an employee of or counsel to the Borrower or the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements).

“permits” has the meaning set forth in Clause 11.11 (Permits and Licences).

“Permitted Business” means the business in which the Borrower or its Subsidiaries are engaged, directly or indirectly, that consists primarily of, or is related to, operating, acquiring, designing, developing, installing, integrating, managing, providing and contracting any telecommunications systems and/or services, Internet and e-commerce services (including content packaging and delivery, broadband data transmission, digital television and related, ancillary or complementary businesses) and activities, including, without limitation, any business in which the Borrower or any of its Subsidiaries is engaged on the date hereof.

“Permitted Investment” means:

(1)

an Investment in the Borrower or a Controlled Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Controlled Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Borrower or a Controlled Restricted Subsidiary; provided that such Person’s primary business is a Permitted Business on the date of such Investment;

(2)

cash or Cash Equivalents;

(3)

commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)

stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to and held by the Borrower or any Restricted Subsidiary of the Borrower or in satisfaction of judgments or pursuant to a reorganisation, recapitalization, workout or bankruptcy of or arising as a result of a foreclosure of a debtor;

(5)

Investments made as a result of the receipt of non-cash consideration from any Asset Sale made in compliance with Clause 14.9 (Asset Sales);

(6)

Capital Stock of the Borrower purchased by VC ESOP N.V. to handle cashless exercises of options, warrants or other rights to acquire such shares of Capital Stock as part of any stock option or similar program established for employees of the Borrower;

(7)

loans and advances to officers or employees of the Borrower or a Restricted Subsidiary that do not exceed in the aggregate $1 million at any one time outstanding; and

(8)

Currency Agreements and Interest Rate Agreements designed solely to protect the Borrower or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates.

“Permitted Joint Venture” means any joint venture between the Borrower or any Restricted Subsidiary and any Person other than a Subsidiary, engaged in the Permitted Business as determined in good faith by the Board of Directors of the Borrower (whose determination shall be conclusive if evidenced by a Board resolution); provided that prior to making any Investment in any such Person, the Board of Directors shall have determined that such Investment fits the Borrower’s strategic plan and is on terms that are fair and reasonable to the Borrower.

“Permitted Liens” means:

(1)

Liens securing the Loan;

(2)

Liens granted by a Restricted Subsidiary in favour of the Borrower or another Restricted Subsidiary as to which such Restricted Subsidiary is a Subsidiary, with respect to the property or assets, or any income or profits therefrom, of such Restricted Subsidiary;

(3)

statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Liens arising in the ordinary course of business;

(4)

any Lien existing on the date of this Agreement;

(5)

any Lien on any property or assets of any Person or on any property or assets of the Restricted Subsidiaries of such Person existing at the time such Person is merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries or becomes a subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to any other property or assets of such Person or to any other property or assets of the Restricted Subsidiaries of such Person, the Borrower or any of its Restricted Subsidiaries;

(6)

any Lien existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Restricted Subsidiaries and not created in contemplation of such acquisition; provided that no such Lien shall extend to any other property or assets or any property or assets of the Borrower or any of its Restricted Subsidiaries;

(7)

any Lien on any property or assets securing Indebtedness of the Borrower or any of its Restricted Subsidiaries Incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such property or assets; provided, that (i) such Lien is created solely for the purpose of securing Indebtedness Incurred by such Restricted Subsidiary in compliance with Clause 14.7 (Incurrence of Indebtedness) and Clause 14.14 (Issuances of Guarantees by Restricted Subsidiaries), (ii) no such Lien shall extend to any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the assets affixed thereto, and proceeds thereof, (iii) the aggregate principal amount of all Indebtedness secured by Liens under this clause (7) on such property or assets does not exceed the purchase price of such property or assets and (iv) such Lien attaches to such property or assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(8)

easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(9)

Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be Incurred under this Agreement and any such Hedging Obligation is not speculative;

(10)

extension, renewal or replacement of any Lien described in clauses 1 through 9 above; provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Lien, (ii) the amount of Indebtedness secured by such Lien is not increased and (iii) if the property or assets securing the Indebtedness subject to such Lien are changed in connection with such refinancing, extension or replacement, the Fair Market Value of such property or assets is not increased;

(11)

any Lien on the property or assets of the Borrower or any Restricted Subsidiaries of the Borrower securing Indebtedness of the Borrower or such Restricted Subsidiaries Incurred under one or more Credit Facilities in an aggregate principal amount outstanding at any one time not to exceed $200 million (or the equivalent in another currency), less the aggregate amount of all permanent reduction of Indebtedness (and a permanent reduction of the related commitments to lend or amount to be reborrowed in the case of a revolving credit facility) under such Credit Facilities by the Borrower or any of its Restricted Subsidiaries pursuant to Clause 14.9(b)(i)(1);

(12)

any pledge of Capital Stock of the Borrower in favor of a Restricted Subsidiary in connection with the direct or indirect issuance by the Borrower of securities convertible into or exchangeable for Capital Stock of the Borrower;

(13)

any additional Lien; provided that immediately after giving effect to such Lien, all the secured Indebtedness in the aggregate secured by such additional Liens under this clause 13 does not exceed 2% of the Borrower’s total consolidated assets as of the end of the most recently completed fiscal quarter;

(14)

pledges or deposits by such Person in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party or to secure public or statutory obligations of such Person or deposits or cash or Russian government bonds to secure bid, surety or appeal bonds to which such Person is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(15)

Liens imposed by law, and Liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(16)

Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided reserves required pursuant to GAAP have been taken on the books of the Borrower or its Restricted Subsidiaries;

(17)

judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(18)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that (x) such deposit account is not a pledged cash collateral account and (y) such deposit account is not intended by the Borrower or the Restricted Subsidiary to provide collateral to the depository institution;

provided, that no Lien on the property, income or assets of the Borrower shall be a “Permitted Lien” other than a Lien arising by operation of law.

“Person” means any individual, corporation, partnership, joint venture, trust unincorporated organization or government or any Agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the closing date, including, without limitation, all series and classes of such preferred stock or preference stock.

“Proceedings” has the meaning set forth in Clause 25.2 (English Courts).

“Qualified Consideration” is defined to mean (1) Cash Equivalents, (2) Replacement Assets, (3) any securities or other obligations that are converted into or exchanged for cash or Cash Equivalents within 60 days after an Asset Sale or (4) the assumption of (a) any Indebtedness of the Borrower by the purchaser of Assets pursuant to Clause 14.9(a) (Asset Sales) which ranks pari passu in right of payment to the Loan and (b) any Indebtedness of a Restricted Subsidiary.

“Qualifying Jurisdiction” means any jurisdiction which has a double taxation treaty with Russia under which the payment of interest by Russian borrowers to lenders in the jurisdiction in which a lender is incorporated is generally able to be made without deduction or withholding of Russian income tax (upon completion of any necessary formalities required in relation thereto).

“Rating Agencies” means Moody’s Investors Service Limited (“Moody’s”) or any successor to its rating agency business and Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. (“S&P”) or any successor to its rating agency business;

“Rating Categories” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories (any of which may include a “1,” “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another rating agency, if applicable;

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the Loan or of any instruments issued to the agreed funding source is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of any transaction or series of transactions subject to Clause 14.15 (Merger, Consolidation and Sale of Assets) hereof, or of the intention of the Borrower or of any Person to effect such a transaction or series of transactions, the rating of the Loan or of any instruments issued to the agreed funding source is decreased by both Rating Agencies by one or more Rating Categories;

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)

required to be redeemed prior to the Stated Maturity of the Loan;

(2)

redeemable at the option of the holder (other than in connection with a “Reorganization” or a “Major Transaction” as such terms are defined in Article 15 and Article 78, respectively, of the Federal Law on Joint Stock Companies of the Russian Federation, as such law may be amended, supplemented or modified from time to time or any successor statute or statutes thereof) of such class or series of Capital Stock at any time prior to the Stated Maturity of the Loan; or

(3)

convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Loan;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the Loan shall not constitute Redeemable Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favourable in any material respect to the holders of such Capital Stock than the provisions of Clauses 14.9 (Asset Sales) and 14.12 (Change of Control) and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s repurchase of such Loan as are required to be repurchased pursuant to Clauses 14.8(a)(iii) and 14.8(b)(ii).

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew or repay (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness (1) existing on the date hereof, (2) that refinances the Loan and Subsidiary Guarantees pursuant to Clause 14.14 (Issuances of Guarantees by Restricted Subsidiaries) or (3) that refinances Refinancing Indebtedness; provided that (x) any such Refinancing Indebtedness complies with Clause 14.11 (b)(vi) hereof and (y) any refinancing of Subordinated Indebtedness complies with Clause 14.8 (Restricted Payments).

“Related Person” of any Person means any other Person directly or indirectly owning:

(1)

5% or more of the outstanding Capital Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person); or

(2)

5% or more of the combined voting power of the Voting Stock of such Person.

“Replacement Assets” means any property (including Capital Stock) plant or equipment of a nature or a type that are used or usable in a Permitted Business.

“Repayment Date” means the third anniversary of the date, referred to in Clause 3 (Availability of the Loan), on which the Loan is made hereunder, or if such day is not a Business Day, the next succeeding Business Day.

“Restricted Payments” has the meaning set forth in Clause 14.8(a)(iv) (Restricted Payments).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Rules” has the meaning set forth in Clause 25.7 (Arbitration).

“Russia” shall mean the Russian Federation and any province or political subdivision or Agency thereof or therein, and “Russian” shall be construed accordingly.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Services Agreement” means General Agreement - Contract No. 1605, dated 16 May 1997 (redaction of 1 September 1998) between KB Impuls and Open Joint Stock Company “Vimpel-Communications” (as amended most recently by Amendment No. 9 dated 30 June 2000).

“Side Letter” means the letter, dated the date hereto, from the Borrower to the Lender.

“Significant Subsidiary” means

(1)

at the date of execution of this Agreement and at the date of the making of the Loan (as set forth in Clause 3 (Availability of the Loan)), KB Impuls, Closed Joint Stock Company Impuls KB, Closed Joint Stock Company RTI Service Svyaz, Closed Joint Stock Company Sotovaya Kompanya, VimpelCom Finance B.V., VimpelCom B.V., Closed Joint Stock Company MSS-Start and VimpelCom-Region,

(2)

at any date of determination, any Subsidiary of the Borrower that holds or has the right, title or interest to or in any telecommunications license which license is responsible for generating more than 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries, and

(3)

at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

(A)

for the most recent fiscal year of the Borrower, accounted for more than 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries; or

(B)

as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Borrower and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Borrower for such fiscal year.

“Stated Maturity” means:

(1)

with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable; and

(2)

with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means any Indebtedness of the Borrower (whether outstanding on the date hereof or thereafter Incurred) which is expressly subordinate in right of repayment to the Loan pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, (i) a corporation more than 50% of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any other Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) over a 50% ownership interest or (y) the power to elect or direct the election of a majority of the directors, members of the board of directors or other governing body of such Person; provided that for the avoidance of doubt, at the date of execution of this Agreement and at the date of the advance of the Loan (as set forth in Clause 3), with respect to the Borrower, “Subsidiary” shall include VimpelCom-Region, and KB Impuls.

“Subsidiary Guarantee” has the meaning set forth in Clause 14.14 (Issuances of Guarantees by Restricted Subsidiaries).

“Surviving Entity” has the meaning set forth in Clause 14.15(a).

“Taxes” has the meaning set out in Clause 8.1 (Additional Amounts).

“Tax Indemnity Amounts” has the meaning set out in Clause 8.3 (Tax Indemnity).

“Taxing Authority” has the meaning set out in Clause 8.1 (Additional Amounts).

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or Guaranteed by any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“unpaid sum” has the meaning set forth in Clause 16.1 (Default Interest Periods).

“Unrestricted Subsidiary” means:

(1)

from the date of execution of this Agreement until such time as the Borrower determines that such Subsidiary shall be designated a Restricted Subsidiary in the manner provided below, each of the Subsidiaries of the Borrower identified on Schedule I to this Agreement;

(2)

any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3)

any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary; provided that such designation would be permitted under Clause 14.8 (Restricted Payments).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)

no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2)

all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.

Any such designation by the Board of Directors shall be evidenced to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) by filing with the Lender a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Variant-Inform” has the meaning set forth in Clause 11.1 (Due Organisation).

“VimpelCom Primary Agreement” means the Primary Agreement, dated as of May 30, 2001, between and among Telenor East Invest AS and Eco Telecom Limited, as the purchasers, and the Borrower, as the issuer, as in effect on the date hereof.

“VimpelCom-Region” means Open Joint Stock Company “VimpelCom-Region”.

“VimpelCom-Region Primary Agreement” means the Primary Agreement, dated May 30, 2001, between VimpelCom-Region, Eco Telecom Limited, Telenor East Invest AS and the Borrower, as the purchasers, and VimpelCom-Region, as the issuer, as amended through, and in effect on, the date hereof and as may be amended in accordance with the description contained in the notice sent to the shareholders of the Borrower in connection with the 2002 annual general meeting of shareholders.

“VimpelCom-Region Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of May 30, 2001, among the Borrower, Eco Telecom Limited and Telenor East Invest AS, as the shareholders, and VimpelCom-Region, as the company, as amended through, and in effect on, the date hereof and as may be amended in accordance with the description contained in the notice sent to the shareholders of the Borrower in connection with the 2002 annual general meeting of shareholders.

“Voting Stock” means with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, management board, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Other Definitions

the “Lender” shall be construed so as to include its and any subsequent successors, assignees and chargees in accordance with their respective interests;

“agreed funding source” shall mean any person to whom the Lender owes any Indebtedness (including securities), which Indebtedness was incurred solely and expressly to fund the Loan (including a designated representative of such person);

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted on the relevant Reuters page or, where the first currency is (i) roubles and the second currency is (ii) U.S. Dollars, or as the case may be euros (or vice versa), by the Central Bank of Russia, at or about noon (London time or Brussels time (as applicable) or, as the case may be, Moscow time) on such date for the purchase of the first currency with the second currency;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time.

1.2

Interpretation

Unless the context otherwise requires,

(a)

a term has the meaning assigned to it;

(b)

an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP consistently applied;

(c)

“or” is not exclusive;

(d)

words in the singular include the plural, and in the plural include the singular;

(e)

provisions apply to successive events and transactions;

(f)

references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(g)

references to “$” or “U.S. dollars” are to United States dollars and references to “Roubles” are to Russian roubles.

1.3

Statutes

Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.4

Headings

Clause and Schedule headings are for ease of reference only.

1.5

Amended Documents

Except where the contrary is indicated, any reference in this Agreement to this Agreement, the Arrangement Fee Letter or any other agreement or document shall be construed as a reference to this Agreement, the Arrangement Fee Letter or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.  THE LOAN

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a single disbursement term loan facility in the amount of $250,000,000, funded by the agreed funding source.

3.  AVAILABILITY OF THE LOAN

The Loan will be available by way of a single advance which will be made by the Lender to the Borrower, and the Borrower will draw down the Loan, on April 26, 2002, or such later date as may otherwise be agreed by the parties to this Agreement, if:

(1)

the Lender has not, prior to April 26, 2002, or such later date as may otherwise be agreed by the parties to this Agreement, notified the Borrower that it has not received the condition precedent documents as listed in the agreements entered into in connection with the agreed funding source in form and substance satisfactory to the Lender;

(2)

the Lender has received funding of the Loan from the agreed funding source; and

(3)

no event has occurred or circumstance arisen which would, whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement, constitute an event described under Clause 15 (Events of Default) and the representations set out in Clause 11 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the proposed date for the making of such Loan.

4.  INTEREST PERIODS

The period for which the Loan is outstanding shall be divided into successive semi-annual periods, ending on and excluding April 26 and October 26, each of which, other than the first (which shall commence on, and shall include, April 26, 2002) shall start on, and shall include, the last day of the preceding such period (each, an “Interest Period”).

5.  PAYMENT AND CALCULATION OF INTEREST

5.1

Payment of Interest

Not later than noon (London time) one Business Day prior to each Interest Payment Date the Borrower shall pay all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to the last day of each Interest Period, on the outstanding principal amount of the Loan to the Account.

5.2

Calculation of Interest

The amount of interest payable for any Interest Period shall be calculated by applying the rate of 10.45% per annum (the “Interest Rate”) to the amount of the Loan, dividing the product by two, and rounding the resulting figure to the nearest cent, half a cent being rounded upwards. When interest is required to be calculated for any other period, it shall be calculated on the basis of a 360 day year consisting of 12 months of 30 days each, and in the case of an incomplete month, the actual number of days elapsed.

6.  REPAYMENT

Subject to Clause 15.2 (Rights of Lender upon occurrence of an Event of Default), not later than noon (London time) one Business Day prior to the Repayment Date, the Borrower shall repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest), all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to the last day of the last Interest Period.

7.  PREPAYMENT

7.1

Prepayment for Tax Reasons

If, as a result of the application of or any amendment to or change (including a change in interpretation or application) in the double taxation treaty between Russia and Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or the laws or regulations of Russia or Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or of any political sub-division thereof or any Agency therein, the Borrower would thereby be required to pay any Additional Amounts in respect of Taxes pursuant to Clause 8.1 (Additional Amounts), or make any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), then the Borrower may (without premium or penalty), upon not less than 30 calendar days’ written notice to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) including an Officers’ Certificate of the Borrower, to the effect that the Borrower would be required to pay such Additional Amounts or Tax Indemnity Amounts, which notice shall be irrevocable, prepay the Loan in whole (but not in part) at any time together with all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts; provided, however, that no such notice shall be given earlier than 90 calendar days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts or Tax Indemnity Amounts, as the case may be.

7.2

Prepayment for Reasons of Increased Costs

The Borrower may, if it is required to make any payment by way of indemnity under Clause 10.1 (Increased Costs), subject to giving to the Lender not less than 30 calendar days’ prior written notice to that effect, prepay the whole, but not part only, of the amount of the Loan, together with any amounts then payable under Clause 10.1 (Increased Costs) and accrued and unpaid interest, any Additional Amounts and Tax Indemnity Amounts, if any.

7.3

Prepayment in the event of a Change of Control

(a)

In the event of a Change of Control, the Borrower shall be required to prepay the Loan on the Change of Control Payment Date to the extent and in the amount that the Lender is required to pay the agreed funding source as a result thereof as set forth in a written notice by the Lender to the Borrower, including computation of such amount, given at least two Business Days prior to the Change of Control Payment Date.

(b)

Promptly, and in any event within 10 calendar days after the date of any Change of Control, the Borrower shall deliver to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written notice in the form of an Officers’ Certificate, which notice shall be irrevocable (but may, in respect of subclause (iii), be amended), stating:

(i)

that a Change of Control has occurred;

(ii)

the Change of Control Payment Date, which date shall be a Business Day occurring 60 calendar days from the date such notice is delivered; and

(iii)

the circumstances and relevant facts giving rise to such Change of Control, including, to the extent available, information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control and events causing such Change of Control, and the date upon which such Change of Control is deemed to have occurred.

(c)

On the Business Day prior to the Change of Control Payment Date, the Borrower shall deposit in the Account an amount in cash equal to the amount that the Lender is required to pay to the agreed funding source as a result of such Change of Control as set forth in writing by the Lender to the Borrower, to be held for payment in accordance with this Agreement and the agreements entered into in connection with the agreed funding source. To the extent that the amount actually required to be paid on the Change of Control Payment Date is less than the amount so paid by the Borrower, the excess, if any, thereon will be refunded to the Borrower from the Account for or on behalf of the Lender on the Business Day following the Change of Control Payment Date.

7.4

Prepayment in the event of Asset Sales

(a)

In the event of any Asset Sale that requires the Borrower to apply the Excess Proceeds therefrom in accordance with Clause 14.9(c) hereof, the Borrower shall be required to prepay the Loan on the Asset Sale Payment Date to the extent and in the amount that the Lender is required to pay the agreed funding source as a result thereof as set forth in a written notice by the Lender to the Borrower, including computation of such amount, given at least two Business Days prior to the Asset Sale Payment Date.

(b)

Promptly, and in any event within 10 calendar days after the first day of any calendar month in which Excess Proceeds exceed $10 million (or the equivalent in another currency), the Borrower shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written notice in the form of an Officers’ Certificate, which notice shall be irrevocable, stating:

(i)

that it is obligated to prepay the Loan to the extent contemplated by Clause 7.4(a) hereof;

(ii)

the Asset Sale Payment Date, which date shall be a Business Day occurring 60 calendar days from the date such notice is delivered, and the Excess Proceeds available for such prepayment (representing the amount available for payments in respect of the asset sale offer to be made by the Lender pursuant to the agreements entered into in connection with the agreed funding source);

(iii)

the circumstances and relevant facts giving rise to the obligation to so prepay the Loan; and

(iv)

that the Excess Proceeds from the Asset Sales will be applied pursuant to Clause 14.9(c) hereof.

(c)

One Business Day prior to the Asset Sale Payment Date, the Borrower shall deposit in the Account an amount in cash equal to the amount that the Lender is required to pay to the agreed funding source as a result of any Asset Sale that requires the Borrower to apply the Excess Proceeds therefrom in accordance with Clause 14.9(c) hereof as set forth in writing by the Lender to the Borrower (it being understood that, pursuant to the agreements related to the agreed funding source, the aggregate principal amount of such instruments, together with all accrued and unpaid interest to the Asset Sale Payment Date, Additional Amounts and Tax Indemnity Amounts, if any, may not exceed the Excess Proceeds required to be applied in accordance with Clause 14.9(c) hereof), to be held for payment in accordance with this Agreement and the agreements entered into in connection with the agreed funding source. To the extent that the amount actually required to be paid on the Asset Sale Payment Date is less than such Excess Proceeds, the excess, if any, thereon will be refunded to the Borrower from the Account on behalf of the Lender on the Business Day following the Asset Sale Payment Date.

7.5

Notice of Prepayment

Without prejudice to any other requirement in this Agreement, any notice of prepayment given by the Borrower pursuant to Clause 7.1 (Prepayment for Tax Reasons) or Clause 7.2 (Prepayment for Reasons of Increased Costs) hereof, shall be irrevocable, shall specify the date upon which such prepayment is to be made and shall oblige the Borrower to make such prepayment one Business Day prior to such date.

7.6

Costs of Prepayment

The Borrower shall, on the date of prepayment, pay all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts (each only with respect to the amount subject to such prepayment), as of such date of prepayment and all other amounts payable to the Lender hereunder in connection with such prepayment. The Borrower shall indemnify the Lender on demand against any costs and expenses reasonably Incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 7 (Prepayment).

7.7

No Other Repayments

The Borrower shall not repay the whole or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.8

Purchase of Instruments Issued to the Agreed Funding Source

The Borrower and its Subsidiaries may purchase instruments issued to the agreed funding source at any time in the open market or otherwise. If such instruments are surrendered by the Borrower or any of its Subsidiaries to the Lender, as issuer of such instruments, for cancellation (together with an authorization addressed to the agent of the agreed funding source to cancel such instruments), the Lender shall credit the Borrower with the prepayment of an amount of the loan equal to the principal amount of such cancelled instruments.

8.  TAXES

8.1

Additional Amounts

(a)

Subject to Clause 8.1(b), all payments made by the Borrower under or with respect to the Loan will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency therein or thereof having the power to tax (each, a “Taxing Authority”) within Russia or Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), unless the Borrower is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. For the avoidance of doubt, this Clause 8.1 shall not apply to any Taxes on income payable by the Lender in Germany (or any Qualifying Jurisdiction).

(b)

If at any time the Borrower is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of any Taxing Authority within Russia or Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) from any payment made under or with respect to the Loan, the Borrower shall, on the due date for such payment, pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Taxes on income payable by the Lender in Germany (or any Qualifying Jurisdiction).

(c)

The Borrower will also:

(i)

make such withholding or deduction; and

(ii)

remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)

At least 30 calendar days (or, in the event of a Change of Control pursuant to Clause 14.12 (Change of Control) or an Asset Sale that requires the Borrower to apply the Excess Proceeds therefrom in accordance with Clause 14.9 (c) hereof, as soon as reasonably practicable) prior to each date on which any payment under or with respect to the Loan is due and payable, if the Borrower will be obligated to pay Additional Amounts with respect to such payment (upon written notice by the Lender or an agent of the agreed funding source), the Borrower will deliver to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) to pay such Additional Amounts to or for the account of the agreed funding source on the relevant payment date.

(e)

If the Lender pays any amount in respect of such Taxes, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.

(f)

Whenever this Agreement mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to any of the Loan, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any Taxing Authority in any jurisdiction in which any successor obligor to the Borrower is organized.

8.2

Payments

The Borrower shall assist the Lender in ensuring that all payments made under this Agreement are exempt from deduction or withholding of Tax.

8.3

Tax Indemnity

Without prejudice to, and without duplication of, the provisions of Clause 8.1 (Additional Amounts),

(a)

if at any time the Lender makes or is required to make any payment to a Person (other than to or for the account of the agreed funding source) on account of Tax (other than Taxes on income payable by the Lender in Germany or any Qualifying Jurisdiction) in respect of the Loan or in respect of any instruments issued to, or documents entered into with, the agreed funding source imposed by any Taxing Authority of or in Russia, Germany or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes, or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or Incurred in connection therewith; and

(b)

if at any time a Taxing Authority imposes an obligation on the Lender to withhold or deduct any amount on any payment made or to be made by the Lender to or for the account of the agreed funding source and the Lender is required by any instruments issued to, or documents entered into with, the agreed funding source, to pay additional amounts to such agreed funding source in connection therewith, the Borrower shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, pay to the Lender such additional amounts as may be necessary so that the net amount received by the agreed funding source (including such additional amounts) in U.S. dollars after such withholding or deduction will not be less than the amount such agreed funding source would have received if such withholdings or deductions had not been made and free from liability in respect of such withholding or deduction.

Any payments required to be made by the Borrower under this Clause 8.3 are collectively referred to as “Tax Indemnity Amounts”. For the avoidance of doubt, the provisions of this Clause 8.3 shall not apply to any withholding or deductions of Taxes with respect to the Loan which are subject to payment of Additional Amounts under Clause 8.1.

8.4

Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), it shall notify the Borrower thereof; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organization of its affairs.

8.5

Tax Credits and Tax Refunds

(a)

If any Additional Amounts are paid under Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 8.3 (Tax Indemnity) by the Borrower for the benefit of the Lender and the Lender, in its reasonable opinion, determines that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 8.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled. Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or prepayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing contained in this Clause 8.5 shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

(b)

If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by Russia or Germany (or any Qualified Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 8.1 (Additional Amounts) an increased amount is paid by the Borrower to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, (A) the Borrower applies on behalf of the Lender to the relevant Russian Taxing Authorities for a tax refund and such tax refund is credited by the Russian Taxing Authorities to the Lender or (B) if such tax refund is otherwise credited by a relevant Taxing Authority to the Lender pursuant to a final decision of such Taxing Authority, the Lender shall as soon as reasonably possible notify the Borrower of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of the Borrower specified for that purpose by the Borrower.

8.6

Representations of the Lender

The Lender represents that (a) it is a bank which at the date hereof is a resident of Germany, is subject to taxation in Germany on the basis of its registration as a legal entity, location of its management body or another similar criterion and it is not subject to taxation in Germany merely on income from sources in Germany or connected with property located in Germany; (b) it will account for the Loan on the date of closing on its balance sheet as an asset under “loans and advances to customers” and any arrangements with the agreed funding source as a liability under “liabilities evidenced by paper” and (c) at the date hereof, it does not have a permanent establishment in Russia.

The Lender shall make reasonable and timely efforts to assist the Borrower to obtain relief from withholding of Russian income tax pursuant to the double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated, including its obligations under Clause 8.8 (Delivery of Forms). The Lender makes no representation as to the application or interpretation of any double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated.

8.7

Exceptions

The Lender agrees promptly, upon becoming aware of such, to notify the Borrower if it ceases to be resident in Germany or a Qualifying Jurisdiction or if any of the representations set forth in Clause 8.6 are no longer true and correct. If the Lender ceases to be resident in Germany or a Qualifying Jurisdiction, then, except in circumstances where the Lender has ceased to be resident in Germany or a Qualifying Jurisdiction by reason of any Change of Law (including a change in a double taxation treaty or in such law or treaty’s application or interpretation), in each case taking effect after the date of this Agreement, the Borrower shall not be liable to pay to the Lender under Clause 8.1 (Additional Amounts) or Clause 8.3 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if the Lender had not ceased to be resident in Germany or a Qualifying Jurisdiction.

8.8

Delivery of Forms

The Lender shall within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable law including Russian laws, deliver to the Borrower a certificate issued by the competent Taxing Authority in Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as may need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax after the date of this Agreement or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The Lender shall, within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable law including Russian laws, from time to time deliver to the Borrower any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The certificate and, if required, other forms referred to in this Clause 8.8 shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and apostilled or otherwise legalised. If a relief from deduction or withholding of Russian Tax under this Clause 8.8 has not been obtained and further to an application of the Borrower to the relevant Russian Taxing Authorities the latter requests the Lender’s rouble bank account details, the Lender shall at the request of the Borrower (x) use reasonable efforts to procure that such rouble bank account of the Lender is duly opened and maintained, and (y) thereafter furnish the Borrower with the details of such rouble bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such rouble bank account.

9.  TAX RECEIPTS

9.1

Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, the Borrower shall promptly notify the Lender.

9.2

Evidence of Payment of Tax

The Borrower will make all reasonable endeavors to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Borrower will furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower.

10.  CHANGES IN CIRCUMSTANCES

10.1

Increased Costs

If, by reason of (i) any Change of Law, other than a Change of Law which relates only to the basis or rate of Tax on the net income of the Lender or the amounts required pursuant to the Arrangement Fee Letter, and/or (ii) compliance with any Capital Adequacy Requirement, reserve or deposit requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority which has effect in Germany (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes):

(a)

the Lender Incurs an additional cost as a result of the Lender’s entering into or performing its obligations, including its obligation to make the Loan, under this Agreement (excluding Taxes payable by the Lender on its overall net income); or

(b)

the Lender becomes liable to make any additional payment on account of Tax or otherwise, not being a tax imposed on its net income or the amounts due pursuant to the Arrangement Fee Letter, on or calculated by reference to the amount of the Loan and/or to any sum received or receivable by it hereunder except where compensated under Clause 8.1 (Additional Amounts) or under Clause 8.3 (Tax Indemnity), then the Borrower shall, from time to time within 30 calendar days of written demand of the Lender, pay to the Lender amounts sufficient to hold harmless and indemnify it from and against, as the case may be, such properly documented (1) cost or (2) liability; provided that the Lender will not be entitled to indemnification where such increased cost or liability arises as a result of the gross negligence, fraud or willful default of the Lender; and provided that the amount of such increased cost shall be deemed not to exceed an amount equal to the proportion of any cost or liability which is directly attributable to this Agreement.

10.2

Increased Costs Claims

If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs), it shall notify the Borrower thereof and provide a written description in reasonable detail of the relevant Change of Law or Capital Adequacy Requirement, as the case may be, including a description of the relevant affected jurisdiction or country and the date on which the change in circumstances took effect; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organization of its or any other person’s affairs. The written description shall demonstrate the connection between the change in circumstance and the increased costs and shall be accompanied by relevant supporting documentation evidencing the matters described therein.

10.3

Illegality

If, at any time after the date of this Agreement, it is unlawful for the Lender to make, fund or allow to remain outstanding the Loan made or to be made by it hereunder or to maintain its agreed funding source of the Loan then the Lender shall, after becoming aware of the same, deliver to the Borrower a written notice, setting out in reasonable detail the nature and extent of the relevant circumstances, to that effect and:

(a)

if the Loan has not then been made, the Lender shall not thereafter be obliged to make the Loan; and

(b)

if the Loan is then outstanding and the Lender so requests, the Borrower shall, on the latest date permitted by the relevant law or such earlier day as the Borrower elects (as notified to the Lender upon not less than 30 calendar days’ written notice prior to the date of repayment), repay the Loan together with accrued and unpaid interest thereon and all other amounts owing to the Lender hereunder.

10.4

Mitigation

If circumstances arise which would result in:

(a)

any payment falling due to be made by or to the Lender or for its account pursuant to Clause 10.3 (Illegality);

(b)

any payment falling due to be made by the Borrower pursuant to Clause 8.1 (Additional Amounts); or

(c)

a claim for indemnification pursuant to Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the Borrower’s obligations under any of the above mentioned provisions, the Lender shall, upon becoming aware of the same, notify the Borrower thereof and, in consultation with the Borrower and to the extent it can lawfully do so and without prejudice to its own position, take reasonable steps to remove such circumstances or mitigate the effects of such circumstances including, without limitation, by the change of its lending office or transfer of its rights or obligations under this Agreement to another bank; provided that the Lender shall be under no obligation to take any such action if, in its opinion, to do so might have any adverse effect upon its business, operations or financial condition or might be in breach of any arrangements which it may have made with the agreed funding source.

11.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

11.1

Due Organisation

Each of the Borrower, its Significant Subsidiaries and Open Joint Stock Company Bee-Line Samara (“Bee-Line Samara”) has been duly organized, is validly existing as a legal entity properly organized, registered and existing, in the case of the Borrower, under the laws of Russia, and in the case of each Significant Subsidiary and Bee-Line Samara under the laws of its jurisdiction of organization or incorporation, and each of Open Joint Stock Company N.Teks (“N.Teks”) and Closed Joint Stock Company Variant-Inform (“Variant-Inform”) has been duly organized, and except as disclosed in Schedule II to the Side Letter, is validly existing as a legal entity properly organized, registered and existing under the laws of Russia; each of the Borrower, each of its Significant Subsidiaries, Bee-Line Samara, N.Teks and Variant-Inform has the corporate power and authority to own, lease and operate its property and to conduct its business as it is currently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where any failure to do so would have not have any material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole (“Material Adverse Effect”).

11.2

Authorisation

The Borrower has full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorised, executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

11.3

No Conflict

The execution, delivery and performance of this Agreement by the Borrower, the compliance by the Borrower with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the securities or Blue Sky laws of the various states of the United States or any securities laws of any jurisdiction other than Russia, Germany, the United Kingdom and the Federal law of the United States) except for such consents, approvals, authorisations or other orders as have been obtained and which are in full force and effect or as may only be obtained after the closing of the transactions contemplated hereby or thereby, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter of the Borrower, Bee-Line Samara or any of the Borrower’s Significant Subsidiaries that holds a Material Mobile License, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Borrower or any of the Significant Subsidiaries is a party or by which the Borrower, any of the Significant Subsidiaries or their respective property or assets is bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, any of the Significant Subsidiaries or their respective property, except in the case of clauses (c) and (d), any conflict, breach or violation which would not have a Material Adverse Effect.

11.4

Financial Statements

The audited consolidated financial statements of the Borrower and the related notes thereto, as contained in Schedule I and Schedule II to the Side Letter, were prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in Schedule II to the Side Letter, and present fairly, the consolidated financial position of the Borrower as at the dates at which they were prepared and the results of the operations and the cash flows of the Borrower in respect of the periods for which they were prepared. The other financial and statistical information and data set forth in Schedule I and Schedule II to the Side Letter is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Borrower and its Subsidiaries. Since the 31 December 2001 financial statements contained in Schedule I and Schedule II to the Side Letter and, except as disclosed in Schedule II to the Side Letter, (a) there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position, or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business; and (b) neither the Borrower nor any of its Subsidiaries has entered into any transaction or agreement material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, other than in the ordinary course of business.

11.5

No Other Indebtedness

The Borrower has no Indebtedness, other than Indebtedness (a) that in the aggregate would not have a Material Adverse Effect, (b) as set forth on the December 31, 2001 audited consolidated balance sheet of the Borrower or (c) as disclosed in Schedule II to the Side Letter.

11.6

Payment in U.S. Dollars

All payment obligations of the Borrower under this Agreement are required by the terms hereof to be paid in U.S. dollars, and the Borrower has received all required approvals, consents, licenses and permissions to make and may make such payments in U.S. dollars.

11.7

No Material Proceedings

Except to the extent disclosed in Schedule II to the Side Letter, there are no legal or governmental proceedings pending or, to the best knowledge of the Borrower, threatened before any court, tribunal, arbitration panel or Agency to which the Borrower or any of the Significant Subsidiaries is a party or to which any of the properties of the Borrower or any of the Significant Subsidiaries is subject which might, singly or in the aggregate, (a) prohibit the execution and delivery of this Agreement or the Borrower’s compliance with its obligations hereunder, (b) adversely affect the right and power of the Borrower to enter into this Agreement or (c) could have any Material Adverse Effect.

11.8

No Violations

Neither the Borrower nor any of the Significant Subsidiaries (i) nor Bee-Line Samara is in violation of its respective charter documents, articles of association or by-laws or equivalent constitutive documents, (ii) is in default of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree or license to which it or its properties or assets may be subject, except in the case of clauses (ii) and (iii) above, such defaults or violations which would not have a Material Adverse Effect.

11.9

Environmental and Labour Laws

Neither the Borrower nor any of the Significant Subsidiaries has violated any (a) applicable Russian or foreign, including in each instance federal, state or local, law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) any applicable Russian or foreign, including in each instance federal, state or local, law or regulation relating to discrimination in the hiring, promotion or pay of employees nor (c) any applicable Russian or foreign, including in each instance, federal, state or local, wages and hours laws or regulations, which in the case of (a), (b) or (c) above might reasonably be expected to have any Material Adverse Effect.

There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have any Material Adverse Effect.

11.10

Good and Marketable Title

Except to the extent disclosed in Schedule II to the Side Letter, or such as are not material to the business, prospects, financial condition or results of operations of the Borrower and its Significant Subsidiaries, taken as a whole, each of the Borrower and its Significant Subsidiaries has good and marketable title, free and clear of all Liens, except Liens for Taxes not yet due and payable, to all property and assets described in Schedule I and Schedule II to the Side Letter as being owned by it. All leases to which the Borrower or any of its Significant Subsidiaries is a party and which are material to the operations of the Borrower and the Significant Subsidiaries, taken as a whole, are valid and binding and no default has occurred or is continuing thereunder, which might result in a Material Adverse Effect, and the Borrower and its Significant Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Borrower or such Significant Subsidiary.

11.11

Permits and Licenses

Except to the extent disclosed in Schedule II to the Side Letter, each of the Borrower, its Significant Subsidiaries and Bee-Line Samara has such permits, licenses and authorisations of governmental or regulatory authorities (“permits”), including, without limitation, licenses issued by the Ministry of Communications and Informatization of the Russian Federation, and permissions issued by the State Commission for Radio Frequencies, as are necessary to own, lease and operate its respective properties and to conduct its business in the regions, which regions are set forth in Schedule I and Schedule II to the Side Letter except where the failure to have such permits would not have a Material Adverse Effect. Except to the extent disclosed in Schedule II to the Side Letter, each of the Borrower, its Significant Subsidiaries and Bee-Line Samara has fulfilled and performed all their material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit; and, except as disclosed in Schedule II to the Side Letter, such permits contain no restrictions that have or that the Borrower could reasonably expect to have a Material Adverse Effect.

11.12

Intellectual Property

Except to the extent disclosed in Schedule II to the Side Letter, the Borrower and the Significant Subsidiaries possess the material patents, patent rights, licenses, inventions, copyrights, know-how, including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, trademarks, service marks and trade names employed by them in connection with the business as it is currently being conducted as described in Schedule I and Schedule II to the Side Letter, and neither the Borrower nor any of the Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to the foregoing which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, could have a Material Adverse Effect.

11.13

Labour Relations

No labour strike, dispute, disturbance, lockout, slowdown or stoppage of employees of the Borrower or any of the Significant Subsidiaries currently exists and, to the best knowledge of the Borrower, no such action is threatened or imminent.

11.14

Adequate Insurance

The Borrower and each of the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively; the Borrower and each of the Significant Subsidiaries have not been refused any insurance coverage sought or applied for; and the Borrower and each of the Significant Subsidiaries have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect, except as disclosed in Schedule II to the Side Letter.

11.15

Taxes

Except as disclosed in Schedule II to the Side Letter, to the best knowledge of the Borrower, each of the Borrower and the Significant Subsidiaries has duly filed with the appropriate Taxing Authorities, or has received an extension for filing with respect to, all tax returns, reports and other information required to be filed by it, and each such tax return, report, or other information was, when filed, accurate and complete; and, except as disclosed in Schedule II to the Side Letter, each of the Borrower and the Significant Subsidiaries has duly paid, or has made adequate reserves for, all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, and to the best of the Borrower’s knowledge, no Tax deficiency is currently asserted against the Borrower or any of the Significant Subsidiaries.

11.16

No Withholding or Similar Tax

Under current laws and regulations of Russia and Germany and any respective political subdivisions thereof, and based upon the representations of the Lender set forth in Clause 8.6 (Representations of the Lender) hereof, all payments of principal and/or interest, Additional Amounts, Tax Indemnity Amounts or any other amounts payable on or in respect of the Loan may be paid by the Borrower to the Lender in U.S. dollars and will not be subject to Taxes under laws and regulations of Russia, or any political subdivision or Taxing Authority thereof or therein, respectively, and will otherwise be free and clear of any other Tax, duty, withholding or deduction in Germany, Russia, or any political subdivision or Taxing Authority thereof or therein (provided, however, that the Borrower makes no representation as to any income or similar Tax of Germany (or any Qualifying Jurisdiction) which may be assessed thereon) and without the necessity of obtaining any governmental authorisation in Russia or any political subdivision or Taxing Authority thereof or therein.

11.17

Not an Investment Company

Neither the Borrower nor any of its Subsidiaries is and, after giving effect to the Loan and the application of the proceeds thereof will not be, required to register as an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended.

11.18

Not a Passive Foreign Investment Company

For its taxable year ended December 31, 2001, the Borrower was not a “passive foreign investment company” as defined in 26 U.S.C. §1297(a), a “foreign personal holding company” as defined in 26 U.S.C. § 552 or a “controlled foreign corporation” as defined in 26 U.S.C. §957.

11.19

Rating

No Rating Agency (a) has imposed (or has informed the Borrower that it is considering imposing) any condition (financial or otherwise) on the Borrower’s retaining any rating assigned to the Borrower or any securities of the Borrower or (b) has indicated to the Borrower that it is considering (i) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (ii) any change in the outlook for any rating of the Borrower, as applicable, or any securities of the Borrower.

11.20

No Liquidation or Similar Proceedings

No proceedings have been commenced for the purposes of, and no judgement has been rendered for, the liquidation, bankruptcy or winding-up of the Borrower, any of its Significant Subsidiaries or Bee-Line Samara.

11.21

Certificates

Each certificate signed by any director or officer of the Borrower and delivered to the Lender or counsel for the Lender on the date of the making of the Loan shall be deemed to be a representation and warranty by the Borrower to the Lender as to the matters covered thereby.

11.22

Pari Passu Obligations

The obligations of the Borrower under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of the Borrower, except as otherwise provided by mandatory provisions of applicable law.

11.23

No Stamp Taxes

Under the laws of Russia in force at the date hereof, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to this Agreement.

11.24

No Events of Default

No event has occurred or circumstances arisen which would (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described in Clause 15 (Events of Default).

11.25

Repetition

Each of the representations and warranties in Clause 11 (Representations and Warranties of the Borrower) shall be deemed to be repeated by the Borrower on the date of the making of the Loan and each of Clause 11.1 (Due Organisation) (solely with respect to the Borrower and provided that, upon the occurrence of a merger, consolidation or sale of assets pursuant to Clause 14.15 (Merger, Consolidation and Sale of Assets), if the Borrower is the Surviving Entity), Clause 11.2 (Authorisations), Clause 11.3 (No Conflict) and Clause 11.7 (No Material Proceedings) (solely with respect to any legal or governmental proceedings pending or, to the best knowledge of the Borrower, threatened in writing delivered to the Borrower before any court, tribunal, arbitration panel or Agency challenging the lawfulness, validity or enforceability of this Agreement (except for any such proceedings as may have been disclosed in writing by the Borrower to the Lender prior to the relevant date of repetition) shall be deemed to be repeated and updated on each Interest Payment Date.

12.  REPRESENTATIONS AND WARRANTIES OF THE LENDER

In addition to the representations and warranties set forth in Clause 8.6 (Qualifying Lender), the Lender makes the representations and warranties set out in Clause 12.1 (Status) to Clause 12.5 (Amendments to Agreed Funding Source Agreements), inclusive, and acknowledges that the Borrower has entered into this Agreement in reliance on those representations and warranties.

12.1

Status

The Lender is duly incorporated under the laws of Germany and is resident for German taxation purposes in Germany and has full corporate power and authority to enter into this Agreement and any other agreements relating to the agreed funding source, and to undertake and perform the obligations expressed to be assumed by it herein and therein.

12.2

Authorisation

Each of this Agreement and any other agreements entered into in connection with the agreed funding source has been duly authorised, executed and delivered by the Lender, and is a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

12.3

Consents and Approvals

All authorisations, consents and approvals required by the Lender for or in connection with the execution of this Agreement and any other agreements relating to the agreed funding source and the performance by the Lender of the obligations expressed to be undertaken in such agreements have been obtained and are in full force and effect.

12.4

No Conflicts

The execution of this Agreement and any other agreements relating to the agreed funding source and the undertaking and performance by the Lender of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of Germany.

13.  FINANCIAL INFORMATION

13.1

Delivery

In addition to the Borrower’s obligations under Clause 14.1 (Financial Information), the Borrower shall supply or procure to be supplied to the Lender, in sufficient copies as may reasonably be required by the Lender, all such information as it may require in connection with article 18 of the Kreditwesengesetz or as the Luxembourg Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the instruments issued to the agreed funding source may, from time to time, be listed or admitted to trading) may require in connection with the listing or admittance to trading on such stock exchange or relevant authority of instruments issued to the agreed funding source.

14.  COVENANTS

14.1

Financial Information

(a)

Whether or not required by the rules and regulations of the Commission, so long as the Loan or any other sum owing hereunder remains outstanding, the Borrower undertakes that it shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements):

(i)

all annual financial information (including, without limitation, its audited financial statements for such fiscal year, prepared in accordance with GAAP consistently applied with the corresponding financial statements for the preceding period) that would be required to be contained in a filing with the Commission on Form 20-F if the Borrower were required to file such form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report thereon of the Borrower’s certified independent accountants;

(ii)

quarterly reports containing unaudited financial statements and financial information for the first three quarters of each fiscal year, which quarterly financial statements will be prepared in accordance with GAAP, consistently applied with the corresponding financial statements for the preceding period; and

(iii)

all reports that would be required to be filed with the Commission on Form 6-K whether or not the Borrower is subject to such filing requirement.

(b)

The Borrower shall furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) and shall file with the Commission such annual financial information within 180 days after the end of each fiscal year and such quarterly reports within 90 days after the end of each of the first three fiscal quarters of each year.

(c)

Delivery of such reports, information and documents to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) pursuant to this Clause 14.1(c) is for informational purposes only and the Lender’s receipt (and, following the execution of any other agreements entered into in connection with the agreed funding source, receipt by the party designated by such agreements) of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) is entitled to rely exclusively on Officers’ Certificates).

14.2

Compliance Certificate

(a)

The Borrower shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), on or before a date not more than 180 days after the end of each fiscal year of the Borrower, and within 14 days of a request from the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under, and complied with the covenants and conditions contained in, this Agreement, and further stating, as to the Officers signing such certificate, that to the best of each of their knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant, and complied with the covenants and conditions contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge).

(b)

One of the Officers signing such Officers’ Certificate shall be either the Borrower’s Chief Executive Officer, Chief Financial Officer or Controller.

(c)

The Borrower will, so long as the Loan or any other sum owing hereunder remains outstanding, deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), forthwith upon becoming aware of any Default or Event of Default an Officers’ Certificate specifying such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

(d)

The Borrower shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), on or before a date not more than 180 days after the end of each fiscal year of the Borrower, a certificate prepared by the Borrower’s certified independent accountants stating that a review of the financial activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made, that the Borrower and its Subsidiaries are in compliance with their obligations under Clause 14.7 (Incurrence of Indebtedness) and Clause 14.8 (Restricted Payments), or if there is a Default, specifying such Default.

14.3

Stay, Extension and Usury Laws

The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), but will suffer and permit the execution of every such power as though no such law had been enacted.

14.4

Corporate Existence

(a)

Except as provided under Clause 14.15 (Merger, Consolidation and Sale of Assets), the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary and each Significant Subsidiary of the Borrower in accordance with the respective organizational documents of each Restricted Subsidiary and each Significant Subsidiary and the rights (charter and statutory), licenses (including Material Mobile Licenses) and franchises of the Borrower and its Restricted Subsidiaries and Significant Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary or Significant Subsidiary, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries and Significant Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the agreed funding source.

(b)

Notwithstanding Clause 14.4(a) above, the termination, revocation, suspension, withdrawal, other cessation of effectiveness (including, without limitation, the voluntary surrender) or transfer to any entity that is not the Borrower or any of its Restricted Subsidiaries or Significant Subsidiaries of one or more mobile telecommunications licenses held by the Borrower or any Subsidiary required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, as a result of which the Borrower or any of its Subsidiaries would cease to hold Material Mobile Licenses for a period of more than 90 days without being replaced or reinstated, or the non-renewal of one or more mobile telecommunications licenses held by the Borrower or any Subsidiary required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, as a result of which the Borrower or any of its Subsidiaries would cease to hold Material Mobile Licenses on the expiration of the term thereof for a period of more than 90 days without being re-issued or replaced, shall constitute a breach of this covenant; provided, however, that any such voluntary surrender or transfer of licenses by the Borrower meeting the requirements of, and permitted under, Clause 14.15 (Merger, Consolidation and Sale of Assets) shall not constitute a breach of this covenant.

(c)

The Borrower shall notify the Lender in writing of any Subsidiary that qualifies as a Significant Subsidiary and is not specified in clause (a) of the definition thereof.

14.5

Taxes

The Borrower shall, and shall cause each of its Restricted and Significant Subsidiaries to, pay prior to delinquency all Taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.

14.6

Liens

The Borrower shall not, and shall not permit any Restricted Subsidiary to create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, which secure any Indebtedness, unless the Loan and any other sum owing hereunder are secured by a Lien equally and ratably with the Liens securing such other Indebtedness; provided that if such Indebtedness is Subordinated Indebtedness of the Borrower, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing the Loan, with the same relative priority as such Indebtedness shall have with respect to the Loan.

14.7

Incurrence of Indebtedness

(a)

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, other than the Loan; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time, or would occur as a consequence, of the Incurrence of such Indebtedness, the Borrower and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness on a pro forma basis and the receipt and application of the proceeds therefrom, immediately thereafter the Consolidated Leverage Ratio would be greater than zero and less than or equal to 4.5 to 1.

(b)

Notwithstanding the foregoing, the Borrower, and (except as specified below) any Restricted Subsidiary, may Incur each of the following:

(i)

Indebtedness existing on the date hereof;

(ii)

Indebtedness Incurred by Subsidiary Guarantees pursuant to Clause 14.14 (Issuances of Guarantees by Restricted Subsidiaries);

(iii)

Indebtedness of any Controlled Restricted Subsidiary owing to and held by the Borrower, Indebtedness of the Borrower owing to and held by any Controlled Restricted Subsidiary or Indebtedness of any Controlled Restricted Subsidiary of the Borrower owing to and held by any other Controlled Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Controlled Restricted Subsidiary ceasing to be a Controlled Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or a Controlled Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness not permitted by this clause (iii); provided, further, that Indebtedness of the Borrower owing to and held by a Controlled Restricted Subsidiary must be unsecured and expressly subordinated to the prior payment in full in cash of all payment obligations with respect to the Loan under this Agreement;

(iv)

Indebtedness under Currency Agreement and Interest Rate Agreements; provided that such agreements (1) are entered into solely for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries to protect the Borrower or the Restricted Subsidiary, as the case may be, against fluctuations in foreign currency exchange rates or interest rates (as determined in good faith by the Board of Directors or senior management of the Borrower), (2) correspond at the time of Incurrence in terms of notional amount, duration, currencies and interest rates, as applicable, substantially to Indebtedness of the Borrower or its Restricted Subsidiaries Incurred without violation of this Agreement or to business transactions of the Borrower or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business and (3) do not increase Indebtedness of the Borrower or any Restricted Subsidiary outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates, as the case may be;

(v)

Indebtedness (1) Incurred in respect of workers’ compensation claims and self-insurance obligations provided by the Borrower or a Restricted Subsidiary in the ordinary course of business, (2) Incurred in respect of performance, surety, appeal and similar bonds, bankers’ acceptances, letters of credit or bills of exchange provided by the Borrower or a Restricted Subsidiary in the ordinary course of business and that do not secure other Indebtedness, (3) arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that, the maximum aggregate liability in respect of all Indebtedness Incurred under this clause (3) shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition (except in the case of the indemnification provided by the Borrower under the VimpelCom-Region Primary Agreement), (4) arising from the honouring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that the Indebtedness Incurred under this clause (4) is extinguished within five Business Days of Incurrence; provided, further, that the Indebtedness Incurred under clause (4) of this Clause 14.7(b)(v) may not exceed, in an aggregate principal amount at any one time outstanding, $15 million (or the equivalent in another currency), or (5) Indebtedness Incurred by the Borrower in rubles solely for the purpose of making its capital contribution to VimpelCom-Region in an aggregate amount not to exceed the ruble equivalent of the lesser of (x) the Borrower’s actual capital contribution to VimpelCom-Region on the terms and subject to the conditions set forth in Article II of the VimpelCom-Region Primary Agreement and (y) $117 million; provided that the Indebtedness Incurred under clause (5) of this Clause 14.7(b)(v) is extinguished within five Business Days of Incurrence;

(vi)

Refinancing Indebtedness; provided that Indebtedness, the proceeds of which are used to refinance or refund the Loan or Indebtedness that is equal in right of payment with, or subordinated in right of payment to, the Loan, shall only be permitted under this Clause 14.7(b)(vi) if:

(1)

the Loan is refinanced in part or the Indebtedness to be refinanced is equal in right of payment with the Loan, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is made equal in right of payment with, or subordinated in right of payment to, the outstanding amounts under the Loan, respectively;

(2)

the Indebtedness to be refinanced is subordinated in right of payment to the Loan, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Loan at least to the extent that the Indebtedness to be refinanced is subordinated to the Loan; and

(3)

such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and does not permit redemption or other retirement of such Indebtedness at the option of the holder thereof prior to the Stated Maturity of the Indebtedness being refinanced; and provided, further, that in no event may any Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary that was not an obligor under the refinanced Indebtedness pursuant to this Clause 14.7(b)(vi);

(vii)

Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $100 million (or the equivalent in another currency), less the aggregate amount of all permanent reduction of Indebtedness (and a permanent reduction of the related commitments to lend or amount to be reborrowed in the case of a revolving credit facility) under such Credit Facilities by the Borrower or any of its Restricted Subsidiaries pursuant to Clause 14.9(b) hereof; and

(viii)

Indebtedness in an aggregate principal amount up to $25 million (or the equivalent in another currency) Incurred in connection with the Borrower or a Restricted Subsidiary exercising its call on Preferred Stock of the Borrower owned by Eco Telecom Limited pursuant to Section 7.04 of the VimpelCom Primary Agreement.

14.8

Restricted Payments

(a)

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of or involving the Borrower or any Restricted Subsidiary) on or with respect to its Capital Stock or to the holders thereof (in their capacity as such) other than

(1)

dividends or distributions by the Borrower payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Redeemable Stock); and

(2)

in the case of a Restricted Subsidiary, dividends or distributions payable to the Borrower or a Restricted Subsidiary or pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries to all holders of such class of Capital Stock;

(ii)

purchase, redeem, retire or otherwise acquire for value (including any payment in connection with any merger or consolidation derived from assets of or involving the Borrower or any Restricted Subsidiary) any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock or any securities convertible or exchangeable into shares of Capital Stock) of the Borrower or any Restricted Subsidiary of the Borrower;

(iii)

make any principal payment, or redemption, purchase, repurchase, defeasance, or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of Subordinated Indebtedness of the Borrower; or

(iv)

make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in Clause 14.8(a)(i) through 14.8(a)(iv) hereof being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payment

(1)

a Default or Event of Default shall have occurred and be continuing or would result from such Restricted Payment,

(2)

the Borrower could not Incur at least $1.00 of Indebtedness pursuant to Clause 14.7(a) (Incurrence of Indebtedness), or

(3)

the aggregate amount of all Restricted Payments made or declared after the date hereof would exceed the sum of

(A)

50% of Adjusted Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter beginning immediately following the date hereof to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Adjusted Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)

the aggregate Net Cash Proceeds or other capital contributions received by the Borrower after the date hereof from the issuance and sale permitted by this Agreement to a Person who is not a Subsidiary of the Borrower of (x) its Capital Stock (other than Redeemable Stock), (y) any options, warrants or other rights to acquire Capital Stock of the Borrower (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Loan), and (z) Indebtedness of the Borrower that has been exchanged for or converted into Capital Stock of the Borrower (other than Redeemable Stock) (less the amount of any cash, or other property, distributed by the Borrower upon such conversion or exchange);

(C)

to the extent that any Investment (other than a Permitted Investment) that was made after the date hereof is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (y) the initial amount of such Investment, but only to the extent not included in the calculation of Adjusted Consolidated Net Income; and

(D)

the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Borrower or any of its Restricted Subsidiaries in any Person resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, but only to the extent not included in the calculation of Adjusted Consolidated Net Income.

(b)

The foregoing provisions in this Clause 14.8 hereof shall not be violated by reason of:

(i)

the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would have complied with the provisions of this Agreement;

(ii)

the repurchase, redemption or other acquisition of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent Incurrence or sale of Indebtedness which is permitted to be Incurred pursuant to Clause 14.7 (Incurrence of Indebtedness);

(iii)

the repurchase, redemption or other acquisition of Capital Stock or Subordinated Indebtedness of the Borrower (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Borrower (or options, warrants or other rights to acquire such Capital Stock) other than to a Subsidiary;

(iv)

upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the prepayment of the Loan, in whole or in part, in accordance with Clause 7.3 (Prepayment in the event of a Change of Control) or Clause 7.4 (Prepayment in the event of Asset Sales) hereof, any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness of the Borrower required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any;

(v)

the repurchase, redemption or other acquisition of Capital Stock of the Borrower or a Restricted Subsidiary if and to the extent required by Article 15 and Article 78 of the Federal Law on Joint Stock Companies of the Russian Federation, as such law may be amended, supplemented, modified or replaced from time to time or any successor statute or statutes thereof;

(vi)

the purchase by the Borrower or a Restricted Subsidiary, pursuant to, and in accordance with the provisions of, Section 5.03 of the VimpelCom-Region Shareholders’ Agreement, of any Subordinated Indebtedness of the Borrower;

(vii)

Investments in Permitted Joint Ventures (excluding Investments in Permitted Joint Ventures existing as of the date hereof) in an aggregate amount not to exceed the sum of (x) $65 million and (y) the net reduction in Investments made pursuant to this clause (vii) resulting from distributions on, or repayments of, such Investments or from the Net Cash Proceeds received from the sale or other disposition of any such Investments (except in each case to the extent of any gain on such sale or disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of Clause 14.8(a)(iv)(3)(A) above) or from such Person becoming a Restricted Subsidiary (valued, in each case, as provided in the definition of “Investment”); provided, further, that the net reduction of any such Investment shall not exceed the amount of such Investment;

(viii)

the redemption of Preferred Stock of VimpelCom-Region on the terms and conditions as set forth in Section 2.12 of the VimpelCom-Region Primary Agreement;

(ix)

the payment of any dividend on Preferred Stock of the Borrower and VimpelCom-Region in an amount not to exceed an aggregate of $1,000 during any fiscal year of the Borrower or VimpelCom-Region; or

(x)

Investments that do not exceed in the aggregate $10 million at any one time outstanding.

provided that, except in the case of Clauses 14.8(b)(i) and (b)(ii), no Default or Event of Default shall have occurred and be continuing, or occur as a consequence of the actions or payments set forth therein.

(c)

Each Restricted Payment permitted pursuant to Clause 14.8(b) hereof (other than the Restricted Payment referred to in Clause 14.8(b)(ii) hereof and an exchange of Capital Stock for Capital Stock referred to in Clause 14.8(b)(iii) hereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in Clause 14.8(b)(iii) hereof, shall be included in calculating whether the conditions set forth in Clause 14.8(a)(iv) hereof have been met with respect to any subsequent Restricted Payments.

(d)

Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Lender and Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Clause 14.8 were computed, which calculations may be based upon the Borrower’s latest available financial statements. The Lender shall have no duty to recomputed or recalculate or verify the accuracy of the information set forth in such Officers’ Certificate.

14.9

Asset Sales

(a)

The Borrower will not, and will not permit any of its Restricted Subsidiaries to consummate any Asset Sale, unless:

(i)

the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of (as determined in good faith by the Board of Directors of the Borrower); and

(ii)

at least 75% of the consideration received consists of cash or other Qualified Consideration.

(b)

In the event and to the extent that the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries, as the case may be, from one or more Asset Sales occurring on or after the date hereof exceed $10 million (or the equivalent in another currency), then the Borrower shall or shall cause the relevant Restricted Subsidiary to

(i)

within 360 days after the date such Net Cash Proceeds are so received:

(1)

apply an amount equal to all such Net Cash Proceeds to permanently repay any Indebtedness (other than Subordinated Indebtedness of the Borrower) of the Borrower or any Indebtedness of any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to Clause 14.14 (Issuances of Guarantees by Restricted Subsidiaries) or which is subject to a restriction on dividend payment or other distributions, in each case owing to a Person other than the Borrower or any of its Restricted Subsidiaries, or

(2)

invest an equal amount, or the amount not so applied pursuant to Clause 14.9(b)(i)(1) above (or enter into a definitive agreement committing to so invest within 360 days after the date of such agreement), in assets (including Capital Stock) of a nature or type or that are used or usable in a Permitted Business; and

(ii)

apply (no later than the end of the 360-day period referred to in clause (i) of this sentence) such excess Net Cash Proceeds (to the extent not applied pursuant to Clause 14.9(b)(i) above) as provided in Clause 14.9(c) hereof.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 360 day period as set forth in Clause 14.9(b)(i) above and not applied as so required by the end of such period shall constitute “Excess Proceeds”.

(c)

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $10 million (or the equivalent in another currency), the Borrower must thereafter prepay the Loan, in whole or in part, to the extent and in the manner required by Clause 7.4 (Prepayment in the event of Asset Sales).

(d)

Except as otherwise set forth in Clause 14.13 (Issuance and Sale of Capital Stock of Restricted Subsidiaries), (i) the sale or issuance of shares of Capital Stock of VimpelCom-Region in connection with the Second Closing and the Third Closing (as defined in the VimpelCom-Region Primary Agreement) pursuant to the terms and subject to the conditions set forth in Article II of the VimpelCom-Region Primary Agreement shall not be subject to clauses (a)(i), (b) and (c) of this Clause 14.9 and (ii) the sale or issuance of shares of Capital Stock of a Restricted Subsidiary as a result of which sale or issuance the shareholding of the Borrower or another Restricted Subsidiary, as the case may be, in such Restricted Subsidiary is not reduced, shall not be subject to clauses (b) and (c) of this Clause 14.9.

14.10

Transactions with Stockholders and Affiliates

(a)

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, transfer, assignment, lease, conveyance or exchange of property or assets, or the rendering of any service) with, or for the benefit of, any Related Person of the Borrower (or any Affiliate of such Person) or with, or for the benefit of, any Affiliate of the Borrower, unless:

(i)

any such transaction or series of related transactions is made upon fair and reasonable terms no less favourable to the Borrower or such Restricted Subsidiary, as the case may be, than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms’-length transaction with, or for the benefit of, a Person that is not a Related Person of the Borrower (or any Affiliate of such Person) or an Affiliate of the Borrower; and

(ii)

any such transaction or series of related transactions involving aggregate consideration in excess of $1 million is approved by a majority of the independent, disinterested members of the Board of Directors of the Borrower; and

(iii)

in connection with any such transaction or series of related transactions involving aggregate consideration equal to or in excess of $10 million but less than $50 million, the Borrower or a Restricted Subsidiary delivers to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written opinion of a nationally recognized Russian investment banking firm or financial institution, which firm or institution is not at the time of such transaction or series of related transactions an Affiliate of the Borrower or such Restricted Subsidiary, stating that the transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view; and

(iv)

in connection with any such transaction or series of related transactions involving aggregate consideration equal to or in excess of $50 million, the Borrower or a Restricted Subsidiary delivers to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written opinion of an internationally recognized investment banking firm stating that the transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(b)

The foregoing limitation does not limit, and shall not apply to:

(i)

any transaction or series of related transactions solely between the Borrower and KB Impuls;

(ii)

any transaction or series of related transactions solely between the Borrower and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries of the Borrower; provided, however, that:

(1)

any such transaction or series of related transactions involving aggregate consideration equal to or in excess of $10 million is made upon fair and reasonable terms no less favourable to the Borrower (or, if the relevant transaction or series of related transactions is between Restricted Subsidiaries, one of which is the direct or indirect parent of the other, then no less favourable to such parent, or if the transaction is between a non-Wholly Owned Restricted Subsidiary and a Wholly Owned Restricted Subsidiary, then no less favourable to such Wholly Owned Restricted Subsidiary) than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms’-length transaction with, or for the benefit of, a Person that is not a Related Person of the Borrower (or any Affiliate of such Person) or an Affiliate of the Borrower; and

(2)

any such transaction or series of related transactions involving aggregate consideration equal to or in excess of $10 million but less than $50 million must be approved by a majority of the independent, disinterested members of the Board of Directors of the Borrower; and

(3)

in connection with any such transaction or series of related transactions involving aggregate consideration equal to or in excess of $50 million, the Borrower must deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) a written opinion of an internationally recognized investment banking firm stating that the transaction or series of related transactions is fair to the parties thereto from a financial point of view;

(iii)

any payment of dividends, distributions or other amounts or other distributions in respect of Capital Stock of the Borrower or any Restricted Subsidiary not prohibited by Clause 14.8 (Restricted Payments) hereof or any Permitted Investment or any lease, service agreement or roaming agreement between the Borrower or KB Impuls and any Controlled Restricted Subsidiary;

(iv)

any transaction pursuant to the VimpelCom-Region Primary Agreement and the Principal Agreements (as defined therein); and

(v)

customary directors’ fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) all as determined in good faith by the Board of Directors of the Borrower.

14.11

Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)

pay dividends (in cash or otherwise) or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary;

(ii)

pay any Indebtedness or other obligation owed to the Borrower or to any other Restricted Subsidiary;

(iii)

make loans or advances to the Borrower or any other Restricted Subsidiary;

(iv)

transfer any of its property or assets to the Borrower or any other Restricted Subsidiary; or

(v)

enter into service or other similar agreements with the Borrower or any other Restricted Subsidiary.

(b)

The provisions of Clause 14.11(a) shall not restrict any encumbrances or restrictions:

(i)

existing under an agreement in effect on the date hereof; provided, however, that the terms, conditions and scope of any such encumbrance or restriction included in any such agreement (including any agreement for Refinancing Indebtedness permitted under Clause 14.7 (Incurrence of Indebtedness)) may be amended only if:

(1)

such amended encumbrance or restriction, when taken together with all the other encumbrances and restrictions in such agreement (as amended), will not be materially more restrictive or disadvantageous (A) to the agreed funding source or the Borrower than the encumbrance or restriction being amended or (B) to the Borrower than is customary in comparable transactions (in each case, as determined by the Borrower); and

(2)

the amended terms, conditions and scope of any such amended encumbrance or restriction, when taken together with the terms, conditions and scope of all the other encumbrances and restrictions in such agreement (as amended), will not materially adversely affect the Borrower’s ability to make principal or interest payments on the Loan (as determined by the Borrower);

(ii)

contained in the terms of any Indebtedness Incurred in compliance with Clause 14.7 (Incurrence of Indebtedness) hereof or in any agreement pursuant to which such Indebtedness was issued, if:

(1)

the encumbrances and restrictions in any such agreement, when taken as a whole, will not be materially more restrictive or disadvantageous to the Borrower than is customary in comparable transactions (as determined by the Borrower); and

(2)

the terms, conditions and scope of any such encumbrances and restrictions in any such agreement, when taken as a whole, will not materially adversely affect the Borrower’s ability to make principal or interest payments on the Loan (as determined by the Borrower);

(iii)

existing under or by reason of applicable law;

(iv)

existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Restricted Subsidiary and existing at the time of such acquisition and not Incurred in anticipation or in contemplation of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(v)

in the case of Clause 14.11(a)(iv),

(1)

that restrict in a customary manner in the ordinary course of business the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset; or

(2)

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement; or

(3)

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary; or

(4)

with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; provided that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into.

14.12

Change of Control

Upon the occurrence of a Change of Control, the Borrower shall prepay the Loan, in whole or in part, pursuant to and subject to the conditions described in Clause 7.3, under the definition of Change of Control.

14.13

Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Borrower will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock or securities convertible or exchangeable into such Capital Stock) except:

(a)

that the shares of Capital Stock of (i) a Wholly Owned Restricted Subsidiary of the Borrower may be issued or sold to the Borrower or another Wholly Owned Restricted Subsidiary of the Borrower and (ii) a Controlled Restricted Subsidiary may be issued or sold to the Borrower or another Controlled Restricted Subsidiary of the Borrower; provided that, the shareholding of the Borrower or the other Controlled Restricted Subsidiary, as the case may be, in such Controlled Restricted Subsidiary is not reduced as a result of any such sale or issuance;

(b)

issuances of director’s qualifying shares or sales to non-Russian nationals of shares of Capital Stock of Restricted Subsidiaries not organized under the laws of the Russian Federation, to the extent required by applicable law;

(c)

if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made pursuant to Clause 14.8 (Restricted Payments) if made on the date of such issuance or sale; or

(d)

issuances or sales of Capital Stock of a Restricted Subsidiary not described in clauses (a) through (c) above; provided that the Borrower or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with Clause 14.9(b)(i) or Clause 14.9(b)(ii) hereof; provided, further, that the Net Cash Proceeds, if any, of the issuance or sale of shares of Capital Stock of (i) VimpelCom-Region in connection with the Second Closing and the Third Closing (as defined in the VimpelCom-Region Primary Agreement) pursuant to the terms and subject to the conditions set forth in Article II of the VimpelCom-Region Primary Agreement and (ii) a Restricted Subsidiary as a result of which sale or issuance the shareholding of the Borrower or another Restricted Subsidiary, as the case may be, in such Restricted Subsidiary is not reduced, shall either be applied in accordance with Clause 14.9(b)(i) or Clause 14.9(b)(ii) hereof (without regard to the time periods set forth therein) or be kept in the form of Cash Equivalents.

14.14

Issuances of Guarantees by Restricted Subsidiaries

(a)

The Borrower will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Borrower which is equal in right of payment with or subordinated in right of payment to the Loan (“Guaranteed Indebtedness”), unless:

(i)

such Restricted Subsidiary simultaneously executes and delivers a supplemental agreement to this Agreement providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Loan by such Restricted Subsidiary; and

(ii)

such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this Clause 14.14 shall not be applicable to:

(iii)

any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(iv)

any Subsidiary Guarantee outstanding on the date hereof; or

(v)

any Guarantee that is used to refinance an existing Guarantee that was Incurred in compliance with Clause 14.7 (Incurrence of Indebtedness).

(b)

If any Guaranteed Indebtedness is (i) equal in right of payment with the Loan, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or (ii) subordinated to the Loan, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Loan.

(c)

Notwithstanding the provisions of Clause 14.14(a) or Clause 14.14(b) hereof, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an Affiliate of the Borrower, of all of the Borrower’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement); or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

14.15

Merger, Consolidation and Sale of Assets

The Borrower shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Person or permit any Person to merge with or into the Borrower:

(a)

unless the Borrower shall be the continuing Person, or the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or that acquired or leased such property and assets of the Borrower (the “Surviving Entity”) shall be a company organized and validly existing under the laws of the Russian Federation, a member of the European Union (as the European Union is constituted on the date hereof), Switzerland or a State of the United States of America or the District of Columbia, and shall expressly assume, by amendment hereto, executed and delivered by such continuing Person to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), the due and punctual payment of the principal of and interest on the Loan, and the due and punctual performance and observance of all the covenants, conditions and other obligations of the Borrower in respect of the Loan and under this Agreement;

(b)

unless, in the case of a sale, conveyance, transfer, lease or other disposal of all or substantially all of the Borrower’s property and assets, such property and assets shall have been transferred as an entirety or substantially an entirety in one transaction or a series of related transactions to one Person;

(c)

unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity or any Subsidiary thereof as a result of such transaction or series of transactions as having been incurred by the Surviving Entity or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d)

unless, except in the case of a merger or consolidation between the Borrower and a Restricted Subsidiary, immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity or any Subsidiary thereof as a result of such transaction or series of transactions as having been incurred by the Surviving Entity or such Subsidiary at the time of such transaction or series of transactions) the Borrower, or any Person becoming the successor obligor of the Loan, as the case may be, would be able to Incur an additional $1.00 of Indebtedness pursuant to Clause 14.7 (Incurrence of Indebtedness) hereof or would have a Consolidated Leverage Ratio less than the Consolidated Leverage Ratio of the Borrower immediately prior to such transaction;

(e)

if, immediately after giving effect solely to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity or any Subsidiary thereof as a result of such transaction or series of transactions as having been Incurred by the Surviving Entity or such Subsidiary at the time of such transaction or series of transactions), a Rating Decline would occur, and such Rating Decline would not have occurred but for such transaction or series of transactions;

(f)

unless the Borrower delivers to the Lender an Opinion of Counsel, in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), to the effect that neither the Lender nor any agreed funding source will recognize any income, gain or loss for Tax purposes from any such consolidation, merger or sale of assets of the Borrower and that the Lender and any agreed funding source would, after such consolidation, merger or sale of assets of the Borrower, be subject to Taxes in the same amounts and in the same manner and at the same times as would have been the case if such consolidation, merger or sale of assets of the Borrower had not occurred; and

(g)

unless the Borrower delivers to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with Clause 14.15(d) hereof) and an Opinion of Counsel, each in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) and in each case stating that such consolidation, merger or transfer and such supplemental agreement comply with this provision, that all conditions precedent provided for herein relating to such transaction have been complied with and, in the event that the continuing Person is organised under the laws of the Russian Federation, a member of the European Union, Switzerland, a State of the United States of America or the District of Columbia that this Agreement and the Loan constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms, subject, in the case of the Opinion of Counsel, to customary exceptions, qualifications and limitations, provided, that Clauses 14.15(d) and (e) above shall not apply in respect of consolidations or mergers between (i) the Borrower and KB Impuls and (ii) the Borrower and VimpelCom-Region.

14.16

KB Impuls

The Borrower shall ensure, and shall cause KB Impuls to ensure, that:

(a)

if the Services Agreement or the Agency Agreement is terminated, or for any other reason cease to have effect, the Borrower shall, and shall cause KB Impuls to,

(i)

enter into an arrangement within 30 days of such termination or other cessation of effectiveness that provides the Borrower with substantially the same relative economic benefit as the Borrower was receiving from the Services Agreement in effect on the date hereof and the Agency Agreement or

(ii)

ensure arrangements such that substantially all net revenues received by KB Impuls, after all expenses (including any taxes), interest and principal payments of debt incurred as of the date hereof, flow up from KB Impuls to the Borrower, including through repayment of loans, granting of new loans by KB Impuls to the Borrower, dividends or any other method; and

(b)

the Borrower shall own all of the outstanding Capital Stock of KB Impuls or any Person (other than the Borrower) (i) with which or into which KB Impuls is consolidated or merged, (ii) to which all or substantially all of the property and assets of KB Impuls are sold, conveyed, transferred, leased or otherwise disposed, (iii) to which any telecommunications licenses of KB Impuls which is for or includes the City of Moscow and the Moscow Region, including the KB Impuls License, are assigned or otherwise transferred or (iv) which becomes the owner or acquires the right, title or interest to or in any telecommunications license that replaces or succeeds  to any license described in the preceding clause (iii).

15.  EVENTS OF DEFAULT

15.1

Circumstances which constitute Events of Default

Each of the following constitutes an “Event of Default” with respect to the Loan:

(a)

default in the payment of principal of (or premium, if any, on) the Loan, in the currency and in the manner provided herein, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)

default in the payment of interest on the Loan, in the currency and in the manner provided herein, when the same becomes due and payable, and such default continues for a period of 15 calendar days;

(c)

default in the performance or breach of the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Borrower or the failure to make or prepay the Loan in accordance with Clause 14.12 (Change of Control) or Clause 14.9 (Asset Sales) hereof;

(d)

default in the performance of, or breaches of, any covenant or agreement of the Borrower hereunder or under the Loan (other than a breach of a representation or warranty of the Borrower under Clause 11 (Representations and Warranties of the Borrower) (other than a default specified in Clause 15.1(a) through 15.1(c) above) and such default or breach continues for a period of 30 consecutive calendar days after written notice by the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, by the party designated by such agreements);

(e)

default on any Indebtedness of the Borrower or any of its Subsidiaries with an aggregate principal amount in excess of $10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) (i) resulting from the failure to pay principal or interest (in the case of interest default or a default in the payment of principal other than at its Stated Maturity, after the expiration of the originally applicable grace period) in an aggregate amount in excess of $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) when due or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its Stated Maturity;

(f)

any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Borrower or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive calendar days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)

any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or perform its obligations under this Agreement or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which adversely affects any rights or claims of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements);

(h)

the validity of this Agreement is contested by the Borrower or the Borrower shall deny any of its obligations under this Agreement; or it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under or in respect of this Agreement or any of such obligations shall become unenforceable or cease to be legal, valid and binding;

(i)

a decree, judgment, or order by any Agency or a court of competent jurisdiction shall have been entered adjudging the Borrower or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Borrower or any of its Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Borrower or any of its Significant Subsidiaries, or any substantial part of the assets or property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days; or

(j)

the Borrower or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganisation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay its debts as they become due, or takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

15.2

Rights of Lender upon occurrence of an Event of Default

(a)

If an Event of Default occurs under this Agreement and is continuing, the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may, by written notice (an “Acceleration Notice”) to the Borrower, if the Lender, (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) receives written instructions from the agreed funding source,

(i)

declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate, and

(ii)

declare the principal amount of, premium, if any, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan to be immediately due and payable and the same shall become immediately due and payable, pursuant to and in accordance with the terms of any agreements entered into in connection with the agreed funding source.

(b)

If an Event of Default specified in Clause 15.1(i) or (j) occurs with respect to the Borrower, the obligations of the Lender hereunder shall immediately terminate, and the principal amount of, premium, if any, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements), all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower.

15.3

Other Remedies

If an Event of Default occurs and is continuing, the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may pursue any available remedy to collect the payment of principal or interest on the Loan or to enforce the performance of any provision of the Loan or this Agreement. A delay or omission by the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, by the party designated by such agreements) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

15.4

Notification of Default or Event of Default

The Borrower shall promptly on becoming aware thereof inform the Lender of the occurrence of any Default or Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Default or Event of Default has occurred.

16.  DEFAULT INTEREST AND INDEMNITY

16.1

Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefore in accordance with the provisions of Clause 19 (Payments) or if any sum due and payable by the Borrower under any judgement of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which, other than the first, shall start on the last day of the preceding such period and the duration of each of which shall, except as otherwise provided in this Clause 16 (Default Interest and Indemnity), be selected by the Lender, but shall in any event not be longer than one month.

16.2

Default Interest

During each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods) an unpaid sum shall bear interest at a rate per annum equal to the Interest Rate.

16.3

Payment of Default Interest

Any interest which shall have accrued under Clause 16.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Lender may specify by written notice to the Borrower.

16.4

Borrower’s Indemnity

The Borrower undertakes to indemnify the Lender against any reasonably Incurred and properly documented cost, claim, loss, expense (including legal fees) or liability, together with any VAT thereon, which it may sustain or Incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement.

16.5

Unpaid Sums as Advances

Any unpaid sum shall, for the purposes of this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs), be treated as an advance and accordingly in this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs) the term “Loan” includes any unpaid sum and the term “Interest Period,” in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods).

17.  AMENDMENTS TO AGREED FUNDING SOURCE AGREEMENTS

Any amendment to, or waivers of any provision of, any agreements entered into in connection with the agreed funding source shall be prohibited without the express written consent of the Borrower, which consent shall not be unreasonably withheld (other than amendments or waivers that are made pursuant to any legal, regulatory or accounting requirement, with respect to which the Lender shall consult with the Borrower to the extent reasonably practicable).

18.  CURRENCY OF ACCOUNT AND PAYMENT

18.1

Currency of Account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

18.2

Currency Indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender from and against any loss suffered or reasonably Incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

19.  PAYMENTS

19.1

Payments to the Lender

On each date on which this Agreement requires an amount denominated in U.S. dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in U.S. dollars and in same day funds on such date, or in such other funds as may for the time being be customary in London for the settlement in London of international banking transactions in U.S. dollars, to the Account. The Borrower shall procure that the bank effecting payment on its behalf confirms to the Lender or to such person as the Lender may direct by tested telex or authenticated SWIFT message three Business Days prior to the date that such payment is required to be made by this Agreement the payment instructions relating to such payment.

19.2

Alternative Payment Arrangements

If, at any time, it shall become impracticable, by reason of any action of any governmental authority or any Change of Law, exchange control regulations or any similar event, for the Borrower to make any payments hereunder in the manner specified in Clause 19.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

19.3

No Set-off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20.  COSTS AND EXPENSES

20.1

Transaction Expenses and Fees

The Borrower agrees to pay the Lender a certain amount in respect of its costs, fees and expenses, pursuant to the Arrangement Fee Letter.

20.2

Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Lender and following receipt from the Lender of a description in writing in reasonable detail of the relevant costs and expenses, together with the relevant supporting documents evidencing the matters described therein, reimburse the Lender for all costs and expenses, including legal fees, together with any VAT thereon properly Incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement except where the relevant claim is successfully defended by the Borrower.

20.3

Stamp Taxes

The Borrower shall pay all stamp, registration and other similar Taxes to which this Agreement or any judgement given against the Borrower in connection herewith is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any properly documented liabilities, costs, expenses and claims resulting from any failure to pay or any delay in paying any such Tax.

20.4

Lender’s Costs

The Borrower shall, from time to time on demand of the Lender, and without prejudice to the provisions of Clause 20.2 (Preservation and Enforcement of Rights), compensate the Lender at such daily and/or hourly rates as the Lender shall from time to time reasonably determine for the time and expenditure, all costs and expenses (including telephone, fax, copying, travel and personnel costs) reasonably Incurred and properly documented by the Lender in connection with its taking such action as it may deem appropriate or in complying with any request by the Borrower in connection with:

(a)

the granting or proposed granting of any waiver or consent requested hereunder by the Borrower;

(b)

any actual breach by the Borrower of its obligations hereunder; or

(c)

any amendment or proposed amendment hereto requested by the Borrower.

21.  ASSIGNMENTS AND TRANSFERS

21.1

Binding Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its or any subsequent successors and assigns.

21.2

No Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder except as permitted under Clause 14.15 (Merger, Consolidation and Sale of Assets).

21.3

Assignments by the Lender

(a)

Prior to an Event of Default, the Lender may (i) on or at any time after the date hereof assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder (save for (x) its rights to principal, interest and other amounts paid and payable under this Agreement and (y) its right to receive amounts paid and payable under any claim, award or judgment relating to this Agreement in favour of the agreed funding source) to or on behalf of the agreed funding source and (ii) subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) and except as may be otherwise specifically provided under the agreements entered into in connection with the agreed funding source, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to any company which, as a result of any amalgamation, merger or reconstruction or which, as a result of any agreement with the Lender, or any previous substitute, owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Lender prior to such amalgamation, merger, reconstruction or agreement coming into force and where, in the case of any company which will own the whole or substantially the whole of the undertaking, property or assets of the Lender, the substitution of that company as principal debtor in relation to the agreed funding source would not be materially prejudicial to the interests of the agreed funding source or the Borrower. Any reference in this agreement to any such assignee or transferee pursuant to subclause (ii) of this Clause 21.3(a) shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee.

(b)

On or following an Event of Default, the Lender may, by notice to the Borrower, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to the agreed funding source, or any assignee or transferee appointed in connection with the agreed funding source. Any reference in this agreement to any such assignee or transferee shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee appointed in connection with the agreed funding source.

22.  CALCULATIONS AND EVIDENCE OF DEBT

22.1

Basis of Accrual

Default interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months.

22.2

Evidence of Debt

The Lender shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

22.3

Change of Circumstance Certificates

A certificate signed by two authorised signatories of the Lender describing in reasonable detail (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Additional Amounts) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

23.  REMEDIES AND WAIVERS, PARTIAL INVALIDITY

23.1

Remedies and Waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.2

Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

24.  NOTICES; LANGUAGE

24.1

Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax, telex, or letter.

24.2

Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall, unless that other person has by 15 calendar days’ written notice to the same specified another address, be made or delivered to that other person at the address identified with its signature below and shall be effective upon receipt by the sender of the addressee’s answerback at the end of transmission (in the case of a telex) or when left at that address (in the case of a letter) or when received by the addressee (in the case of a fax). Provided that any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

24.3

Language

This Agreement shall be signed in English. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified by an officer of the person making or delivering the same as being a true and accurate translation thereof.

25.  LAW AND JURISDICTION

25.1

English Law

This Agreement is governed by, and shall be construed in accordance with, English law.

25.2

English Courts

Each of the Lender and the Borrower agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which arise out of or in connection with this Agreement (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

25.3

Appropriate Forum

Each of the Lender and the Borrower irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

25.4

Service of Process

The Lender and the Borrower agree that the process by which any Proceedings in England are begun may be served on them by being delivered to J.P. Morgan Securities Ltd. and Law Debenture Corporate Services Limited, respectively, or their registered offices for the time being. If any such Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on the Lender’s behalf, the Lender shall immediately appoint a further Person in England to accept service of process on its behalf. If such Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on the Borrowers’ behalf, the Borrower shall immediately appoint a further Person in England to accept service of process on its behalf. Nothing in this Clause shall affect the right of either party hereto to serve process in any other manner permitted by law.

25.5

Non-exclusivity

The submission to the jurisdiction of the English courts in accordance with Clause 25.2 hereof shall not, and shall not be construed so as to, limit the right of any party hereto to take Proceedings in any other court of competent jurisdiction.

25.6

Consent to Enforcement, etc.

Each of the Lender and the Borrower consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgement which is made or given in such Proceedings.

25.7

Arbitration

If any dispute or difference of whatever nature howsoever arises from or in connection with this Agreement, or any supplement, modifications or additions thereto, (each a “Dispute”), the Lender may elect, by notice to the Borrower, to settle such claim by arbitration in accordance with the following provisions. The Borrower hereby agrees that (regardless of the nature of the Dispute) any Dispute may be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force by a panel of three arbitrators appointed in accordance with the Rules. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Articles 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.

25.8

Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.9

Counterparts

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURE PAGE

Borrower

OPEN JOINT STOCK COMPANY – “VIMPEL-COMMUNICATIONS”

By:	/s/ Jo Lunder
Title:	Chief Executive Officer

By:	/s/ Dmitry Steshchenko
Title:	Chief Accountant

Ulitsa 8 Marta 10
Building 14
127083 Moscow
Russian Federation

Lender

J.P. Morgan AG
By:	/s/ Annet Taminga
Title:	Vice President

Grüneburgweg 2
60322 Frankfurt am Main
Federal Republic of Germany

SCHEDULE I

VimpelCom Project Services Limited

VimpelCom Option Project Limited

Elwicom SA

Closed Joint Stock Company “CMS-Lipetsk”

Closed Joint Stock Company “CMS-Kaluga”

Closed Joint Stock Company “CMS-Tula”

Closed Joint Stock Company “CMS-Smolensk”

Closed Joint Stock Company “CMS-Ryazan”

Closed Joint Stock Company “CMS-Nizhniy – Novgorod”

Closed Joint Stock Company “Variant-Inform”

Closed Joint Stock Company “Makrocom”

Open Joint Stock Company “Bee Line-TV”

Open Joint Stock Company “Bee Line-Vladimir”

Open Joint Stock Company “Center Sotovoy Svyazi”

Closed Joint Stock Company “Volzhskaya Svyaz Saratov”

Limited Liability Company “Orasoft”

Closed Joint Stock Company “MOKOM”

Limited Liability Company “MBL-Press”